SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MADE2MANAGE SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock and Options for Common Stock

(2)	Aggregate number of securities to which transactions applies: 4,945,085 Shares of Common Stock and 1,342,943 Options for Shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $5.70 in Cash per Share of Common Stock and the excess of $5.70 over the exercise price of the Options for Shares of Common Stock to be cashed out in the Merger.

(4)	Proposed maximum aggregate value of transaction: $31,128,030

(5)	Total fee paid: $2,519

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MADE2MANAGE SYSTEMS, INC.

450 E. 96th Street, Suite 300

Indianapolis, IN 46240

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Made2Manage Systems, Inc. (the “Company”) to be held on July      , 2003, at 9:30 a.m. (EST) at the offices of Ice Miller, One American Square, Indianapolis, IN 46282.

At the special meeting, the holders of the Company’s common stock (the “Shares”) at the close of business on June      , 2003, will be entitled to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 4, 2003, by and among the Company, BV Holding Company, Inc. (“Battery Holding Co.”), a subsidiary of Battery Ventures VI, L.P. (together with Battery Holding, Co., “Battery”) and Scottsdale Merger Sub, Inc., a wholly-owned subsidiary of Battery Holding Co. (the “Merger Sub”).

At the effective time, the Merger Sub will be merged (the “Merger”) with and into the Company, and holders of Shares will receive $5.70 per Share in cash (the “Merger Consideration”), subject to a possible adjustment as described in the Merger Agreement. As a result of the Merger, the Company will be a wholly-owned subsidiary of Battery. Details of the Merger and other important information are set forth in the enclosed Proxy Statement, which you are urged to read carefully.

The Company’s Board of Directors, in a meeting held on June 4, 2003, resolved that the Merger is in the best interests of the Company’s shareholders and unanimously adopted the Merger and unanimously recommends that shareholders vote FOR each of the proposals described in the Proxy Statement. In arriving at the decision to recommend the shareholders’ approval of the Merger Agreement, the Board of Directors of the Company carefully reviewed and considered the terms and conditions of the Merger Agreement and the factors described in the enclosed Proxy Statement, including the written opinion, dated as of June 4, 2003, of UBS Securities LLC (formerly UBS Warburg LLC), which served as financial advisor to the Company, to the effect that, as of such date and subject to the matters set forth in the opinion, the merger consideration to be received by holders of Shares in the merger was fair, from a financial point of view, to such holders.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing your proxy card in the enclosed envelope as promptly as possible so that your Shares will be voted at the Special Meeting. This will not limit your right to vote in person or to attend the Special Meeting. Shareholder approval of the Merger will require the affirmative vote of a majority of the outstanding shares of the Company; accordingly, failure to attend the Special Meeting or vote by proxy is the same as a vote against the Merger.

Very truly yours,

David B. Wortman,
Chief Executive Officer and President

June      , 2003

Indianapolis, Indiana

MADE2MANAGE SYSTEMS, INC.

450 E. 96th Street, Suite 300

Indianapolis, IN 46240

Notice of Special Meeting of Shareholders

to be held on July      , 2003

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Made2Manage Systems, Inc. (the “Company”) to be held on July      , 2003, at 9:30 a.m. (EST) at the offices of Ice Miller, One American Square, Indianapolis, IN 46282, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of June 4, 2003 (the “Merger Agreement”), among the Company, BV Holding Company, Inc. (“Battery Holding Co.”), a subsidiary of Battery Ventures VI, L.P. (together with Battery Holding Co., “Battery”) and Scottsdale Merger Sub, Inc., a wholly-owned subsidiary of Battery Holding Co., and the transactions contemplated by the Merger Agreement; and

2. To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

Only holders of shares of Common Stock, no par value, of the Company of record at the close of business on June      , 2003, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. The Board of Directors of the Company unanimously recommends that shareholders vote FOR approval of the Merger Agreement. Shareholder approval of the Merger Agreement and the transactions contemplated therein will require the affirmative vote of a majority of the outstanding shares of Common Stock of the Company; accordingly, failure to attend the Special Meeting or vote by proxy is the same as a vote against the Merger. Please do not send your share certificates in at this time. If the merger is completed, you will be sent instructions regarding the surrender of your share certificates.

Very truly yours,

David B. Wortman,
Chief Executive Officer and President

June      , 2003

Indianapolis, Indiana

YOUR VOTE IS IMPORTANT

You are urged to complete, date, sign and return your proxy in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

i

Annex A—Agreement and Plan of Merger (without schedules and exhibits)

Annex B—Opinion of UBS Securities LLC (formerly UBS Warburg LLC)

Annex C—Form of Proxy

ii

MADE2MANAGE SYSTEMS, INC.

450 E. 96th Street, Suite 300

Indianapolis, IN 46240

PROXY STATEMENT

FOR A SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY      , 2003

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Made2Manage Systems, Inc., an Indiana corporation (“Made2Manage” or the “Company”), to holders as of the Record Date (as defined below) of shares of common stock of Made2Manage (the “Shares”) in connection with a special meeting (the “Special Meeting”) of shareholders of the Company to be held on July      , 2003, at 9:30 a.m. (EST) at the offices of Ice Miller, One American Square, Indianapolis, IN 46282. This Proxy Statement and the enclosed proxy card are first being mailed or given to shareholders entitled to vote at the Special Meeting on or about June      , 2003.

At the Special Meeting, holders of Shares as of the Record Date (the “Shareholders”) will be entitled to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 4, 2003, by and among the Company, BV Holding Company, Inc. (“Battery Holding Co.”), a subsidiary of Battery Ventures VI, L.P. (together with Battery Holding Co., “Battery”) and Scottsdale Merger Sub, Inc., a wholly-owned subsidiary of Battery Holding Co. (the “Merger Sub”), in the form attached to this Proxy Statement as Annex A, pursuant to which Merger Sub will be merged with and into Made2Manage and Made2Manage will be the surviving corporation (the “Merger”).

For the reasons set forth in this Proxy Statement, the Board of Directors of the Company has determined that the Merger is fair to and in the best interests of the shareholders of Made2Manage (the “Shareholders”), has unanimously adopted and approved the Merger Agreement and the Merger, and recommends that you vote FOR the approval of the Merger Agreement.

The Board of Directors of the Company has fixed the close of business on June      , 2003 (the “Record Date”), as the record date for the determination of Shareholders entitled to notice of and to vote at the Special Meeting, and only Shareholders as of the Record Date will be entitled to vote at the Special Meeting. In order to allow the Company to consummate the Merger, Shareholders owning at least a majority of the outstanding Shares must vote in favor of approving the Merger Agreement, in person or by properly executed proxy, at the Special Meeting. The presence, in person or by proxy, of Shareholders owning at least a majority of the outstanding Shares is required for a quorum to be present at the Special Meeting.

No persons have been authorized to give any information or to make any representations other than those contained or referred to in this Proxy Statement in connection with the solicitation of proxies, and, if given or made, such information or representations should not be relied upon as having been authorized by the Company or any person representing the Company. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not under any circumstances create an implication that there has been no change in the affairs of the Company or its affiliates since the date hereof or that the information herein is correct as of any time subsequent to its date. All information regarding Battery Ventures VI, L.P., Battery Holding Co., Merger Sub or any of their respective affiliates in this Proxy Statement has been supplied by Battery.

The date of this Proxy Statement is June      , 2003

SUMMARY OF THE MERGER

We intend to merge our company, Made2Manage Systems, Inc. (“our company” or “Made2Manage”), with and into Scottsdale Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of BV Holding Company, Inc. (“Battery Holding Co.”), a subsidiary of Battery Ventures VI, L.P. (together with Battery Holding Co., “Battery”). Made2Manage will be the surviving corporation in the Merger under Indiana law. Our shareholders will receive $5.70 per share owned on the date the merger occurs, in cash, without interest, subject to adjustment as described in this Proxy Statement. In order to complete the merger, we must obtain the consent of the holders of at least of majority of the outstanding shares of our common stock at a special meeting of our shareholders called for that purpose. The following are some of the questions you, as a shareholder of Made2Manage, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Proxy Statement. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Proxy Statement. We urge you to carefully read the entire Proxy Statement, as well as all annexes and the documents incorporated by reference in this Proxy Statement, prior to making any decision regarding whether to vote to approve the Merger Agreement described below.

WHAT IS THE TRANSACTION?

•	Made2Manage has entered into an Agreement and Plan of Merger, dated June 4, 2003, with Battery Holding Co., a subsidiary of Battery Ventures VI, L.P. and Merger Sub, a wholly-owned subsidiary of Battery Holding Co. (the “Merger Agreement”). Under the Merger Agreement, Made2Manage and Merger Sub will merge if the holders of at least a majority of our outstanding shares of common stock approve the Merger Agreement. After the merger, Made2Manage will be the surviving corporation under Indiana law and will be wholly-owned by Battery Holding Co. See “The Merger—General.”

•	If the merger occurs, the shares of Made2Manage owned by you on the date the merger occurs will be exchanged for $5.70 per share, in cash, without interest, (i) minus any required withholding taxes and (ii) plus or minus, as applicable, a pro rata portion of the amount that the transaction expenses of the Company are less than or more than $2,000,000. Management of the Company does not believe that the Company’s transaction expenses will exceed $2,000,000. See “The Merger Agreement—The Merger Consideration.”

WHO IS BATTERY?

•	Battery Ventures VI, L.P. is a Delaware limited partnership principally engaged in the business of investing in technology companies at all stages of growth. BV Holding Company, Inc. is a Delaware corporation, and a subsidiary of Battery Ventures VI, L.P. Scottsdale Merger Sub, Inc. is an Indiana corporation and a subsidiary of BV Holding Company, Inc. formed solely to complete the merger. See “Certain Information Concerning Battery.”

WHEN IS THE SHAREHOLDERS MEETING?

•	Our company’s shareholders meeting will take place on July , 2003. See “Special Meeting—General.”

HOW DO I VOTE ON THE MERGER AGREEMENT?

You can vote in one of two (2) ways:

•	After you carefully read this document, indicate on your proxy card how you want to vote, sign and date it and mail it in the enclosed envelope as soon as possible. The instructions on the accompanying proxy card will give you more information on how to vote by mail or to vote on the internet. This will enable your shares to be represented at the special meeting. See “Special Meeting” and “The Merger—Surrender of Certificates;” or

•	You can attend the special meeting in person and vote your shares by submitting a ballot that will be made available to you at the special meeting. If you submit a proxy card you are not precluded from attending the special meeting. At the special meeting you may either submit a ballot (in which event your proxy will be revoked) or you may let your proxy stand by not submitting a ballot. See “Special Meeting.”

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

•	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the directions your broker provides. If you fail to instruct your broker to vote your shares, your shares will not be voted. If you do not vote or if you abstain from voting, the effect will be a vote against the approval of the Merger Agreement. See “The Merger—Surrender of Certificates.”

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY WITH VOTING INSTRUCTIONS?

•	Yes. There are three (3) ways you can change your vote.

•	First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. If you send a revocation notice and do not submit a new proxy or do not attend the special meeting, your shares will be excluded from the vote, which is the same as a vote against the Merger.

•	Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions. Your shares will be voted in accordance with the latest proxy actually received by Made2Manage prior to the special meeting. Any earlier proxies submitted by you will be revoked.

•	Third, you may attend the special meeting and vote in person. Any earlier proxies submitted by you will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy.

•	If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy. See “Proxies—How to Revoke Your Proxy.”

WHAT HAPPENS IF I DON’T RETURN A PROXY CARD OR VOTE AT THE MEETING?

•	If you fail to return your proxy card or to vote in person at the meeting, your shares will be excluded from the vote. This will have the same effect as voting against approval of the merger. See “Proxies—General.”

SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

•	No. You should not send in your stock certificates at this time. Shareholders will exchange their shares for the amount of $5.70 per share (subject to adjustment as described in this Proxy Statement) after the merger is completed. Battery’s exchange agent will send you instructions for exchanging your stock certificates within three (3) business days after the merger is completed. See “The Merger—Surrender of Certificates.”

WHAT SHOULD I DO IF MY STOCK CERTIFICATE(S) ARE LOST, STOLEN OR DESTROYED?

•	If your stock certificates representing shares of Made2Manage have been lost, stolen or destroyed, you should notify the Company’s transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449 to obtain a replacement certificate in accordance with applicable procedures.

WHAT WILL I RECEIVE FOR MY SHARES?

•	You will be entitled to receive $5.70 in cash, without interest, subject to adjustment as described in this Proxy Statement, for each share of Made2Manage common stock you own on the date the merger occurs. See “The Merger—General” and “The Merger—The Merger Consideration.”

IF THE MERGER OCCURS, WHEN WILL I GET PAID?

•	If the Merger Agreement is approved by the shareholders, the conditions to the merger are satisfied and the merger is consummated, payment for your shares will be mailed as promptly as practicable following your surrender of your shares together with a duly executed letter of transmittal to Battery’s exchange agent, but in any event within ten (10) business days of receipt thereof by Battery’s exchange agent. See “The Merger—Surrender of Certificates.”

DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO SURRENDER MY SHARES IN THE MERGER?

•	If you are the record owner of your shares and you surrender your shares in the merger, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker surrenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Merger—Surrender of Certificates.”

WHO WILL OWN MADE2MANAGE SYSTEMS, INC. AFTER THE MERGER?

•	Battery Holding Co. will acquire all of the outstanding shares of Made2Manage’s common stock in the merger, at a price of $5.70 per share, in cash, without interest, subject to adjustment as described in this Proxy Statement, pursuant to the Merger Agreement, and Made2Manage will thereafter be a wholly-owned subsidiary of Battery Holding Co. See “The Merger Agreement.”

WHY ARE MADE2MANAGE SYSTEMS, INC. AND BATTERY CAUSING THE MERGER?

•	Battery Ventures VI, L.P., the parent company of BV Holding Company, Inc. and Scottsdale Merger Sub, Inc., is principally engaged in the business of investing in technology companies at all stages of growth. On an ongoing basis and in the ordinary course, Battery Ventures VI, L.P. seeks new investment opportunities in existing technology companies. Based on its review of Made2Manage, Battery Ventures VI, L.P. concluded that acquiring our company presented an attractive investment opportunity and also permitted shareholders of our company to realize a significant premium over market prices.

IS THE FINANCIAL CONDITION OF BATTERY RELEVANT TO MY DECISION ON WHETHER TO VOTE TO APPROVE THE MERGER AGREEMENT?

•	No. Battery Holding Co. has represented that it will provide an amount of cash funds which together with cash funds available from the Company will be sufficient to pay the merger consideration to our shareholders. See “Certain Information Concerning Battery.”

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE MERGER?

We may not complete the merger. Our obligation, and the obligation of Battery Holding Co. and Merger Sub, to complete the merger are subject to several conditions, any of which may be waived in whole or in part by the applicable party. The most important conditions to the merger are the following:

•	Conditions to Each Party’s Obligation to Complete the Merger:

•	The holders of a majority of Made2Manage’s outstanding shares of common stock must approve the Merger Agreement; and

•	There must be no governmental order or injunction in effect prohibiting completion of the merger, but each party must use its reasonable best efforts to prevent or appeal any order or injunction.

•	Conditions to Obligations of Battery to Complete the Merger:

•	Made2Manage must have performed or complied with all of its obligations, covenants and agreements under the Merger Agreement on or before the date the merger is completed;

•	Made2Manage must receive the consent of any person having approval rights over the merger on or before the date the merger is completed;

•	There can be no material adverse change with respect to Made2Manage after the date the Merger Agreement was signed and prior to the date the merger is completed. A material adverse change shall be deemed to have occurred if the working capital of the company (excluding deferred revenue) is less than $18.25 million on the date which is five (5) business days prior to the closing of the merger; and

•	Made2Manage may not issue any additional shares of Common Stock (other than shares issued upon the proper exercise of any Company stock options existing on the date of the Merger Agreement was signed).

•	Conditions to Made2Manage’s Obligation to Complete the Merger:

•	Battery Holding Co. must have performed or complied with all of its obligations, covenants and agreements under the Merger Agreement on or before the date the merger is completed.

A more detailed discussion of the conditions to consummation of the merger may be found in “The Merger Agreement—Conditions to the Merger.”

HAS ANYONE CONSIDERED THE FAIRNESS OF THE PROPOSED TRANSACTION FROM A FINANCIAL POINT OF VIEW TO THE SHAREHOLDERS OF OUR COMPANY?

•	Yes. The Board of Directors of Made2Manage retained a financial advisor, UBS Securities LLC (formerly UBS Warburg LLC). The Board of Directors of Made2Manage received a written opinion, dated June 4, 2003, from UBS Securities LLC (formerly UBS Warburg LLC) stating that, as of the date of the opinion and subject to the matters set forth in the opinion, the merger consideration to be received by our company’s shareholders in the merger was fair, from a financial point of view, to such holders. See “The Merger Agreement—Background of the Merger” and “The Merger Agreement—Recommendation of the Board of Directors of the Company.”

HAS THE BOARD OF DIRECTORS OF MADE2MANAGE ADOPTED AND APPROVED THE MERGER?

•	Yes. Made2Manage’s Board of Directors has by a unanimous vote of the directors (i) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the merger, and

(ii) recommended that the shareholders vote to approve the Merger Agreement. See “The Merger—Background of the Merger.”

IF I DO NOT VOTE TO APPROVE THE MERGER AGREEMENT BUT THE MERGER AGREEMENT IS APPROVED BY THE HOLDERS OF A MAJORITY OF THE SHARES, WHAT WILL HAPPEN TO MY SHARES?

•	Under the merger, all of the shares of Made2Manage’s common stock will automatically be converted into the right to receive in cash $5.70 per share, without interest, subject to adjustment as described in this Proxy Statement. Therefore, if the merger takes place, you will be entitled to receive $5.70 per share owned by you on the date the merger occurs, without interest (subject to adjustment as described in this Proxy Statement), but you will retain no other rights as a shareholder of Made2Manage. See “The Merger—General” and “The Merger—The Merger Consideration.”

WHEN WILL THE MERGER OCCUR?

•	The timing and completion of the merger will depend on several factors and legal requirements and whether the conditions to the merger have been satisfied or waived and we have obtained the consents required under various other agreements. However, we intend to consummate the merger as soon as practicable following the approval of the Merger Agreement by the shareholders. See “The Merger Agreement—Conditions to the Merger.”

ARE DISSENTERS’ APPRAISAL RIGHTS AVAILABLE IN THE MERGER?

•	No. Our company’s shareholders will not be entitled to dissenters’ appraisal rights in connection with the merger. See “The Merger—Dissenters’ Appraisal Rights.”

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

•	The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the merger will have on you. See “Certain United States Federal Income Tax Consequences—General.”

ARE THERE ANY POTENTIAL CONFLICTS OF INTEREST?

•	Some of the present executive officers and directors of Made2Manage own shares of our common stock or hold options to purchase shares of our common stock. As a result, there are various potential or actual conflicts of interest in connection with the merger. See “Certain Relationships and Related Party Transactions,” “Certain Information Concerning the Company” and “Certain Information Concerning Battery.”

•	Certain of the executive officers of the Company are beneficiaries under the Company’s Executive Salary Continuation Plan. As a result, in the event that their employment is terminated within twelve (12) months of the date of the Merger, they will be entitled to a continuation of salary for a period of six (6) to eighteen (18) months. See “Certain Relationships and Related Party Transactions.”

•	At the effective time of the merger, the current officers of Made2Manage will be the officers of the surviving company. See “Certain Relationships and Related Party Transactions.”

ARE ANY GOVERNMENTAL OR OTHER APPROVALS REQUIRED TO COMPLETE THE MERGER?

•	Yes. As noted above, one of the conditions to the completion of the merger is the receipt of all regulatory and other approvals required by law or by certain agreements to which we are a party. See “Certain Legal Matters” and “The Merger Agreement—Conditions to the Merger.”

WHO CAN I CALL WITH QUESTIONS?

•	You can call Traci M. Dolan at (317) 249-1200 with any questions you may have.

FORWARD LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements with respect to the Company. Forward-looking statements include, by way of example and without limitation, statements concerning the financial condition, results of operations, plans, objectives, future performance, and businesses of the Company, as well as certain information relating to the Merger. Forward-looking statements may be identified, preceded, or followed by, or otherwise include, without limitation, words such as “plans,” “believes,” “expects,” “anticipates,” “estimates” or similar words or expressions.

These forward-looking statements involve both known and unknown risks and uncertainties. Actual results or performance may differ materially from those contemplated by these forward-looking statements due to the following factors and events, among others, that might occur (the order of which does not necessarily reflect their relative significance): difficulties in obtaining regulatory approvals or other consents or approvals required to consummate the Merger; dependence on key personnel to manage the Company’s ongoing business; technological changes are more difficult or expensive than anticipated; legislative changes at both the state and federal level; state and federal regulatory rule making promulgations; class action litigation relating to the Merger; the impact of competition on products and pricing; inflation in the costs of operations of the Company; product development; decreased demand for the Company’s products and risk that our analyses of these risks and forces are incorrect and/or that the strategies developed to address them will be unsuccessful.

Because these forward-looking statements are subject to both known and unknown risks and uncertainties, actual results or performance may differ materially from those expressed or implied by these forward-looking statements. Shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this Proxy Statement.

All subsequent written and oral forward-looking statements attributable to the Company, or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company undertakes no obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

SPECIAL MEETING

General

This solicitation of proxies is made on behalf of the Board of Directors of the Company. This document is dated June      , 2003, is first being mailed by the Company to the Shareholders on or about June      , 2003 and is accompanied by the notice of the Special Meeting and a form of proxy for use at the Special Meeting. The Special Meeting will be held on July      , 2003, at 9:30 a.m. (EST) at the offices of Ice Miller, One American Square, Indianapolis, IN 46282.

Matters to be Considered

The purposes of the Special Meeting are to consider and vote upon the approval of the Merger Agreement, and to consider and vote upon any other matters that may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

Proxy

Shares owned by a Shareholder can only be voted at the Special Meeting if that Shareholder is present at the Special Meeting or represented by proxy. Shareholders are encouraged to vote by proxy whether or not they plan to attend the Special Meeting.

Record Date

Shareholders as of the close of business on June      , 2003, are entitled to vote. As of June      , 2003, approximately [4,945,085] Shares were outstanding and eligible to vote at the Special Meeting. Each Share is entitled to one (1) vote on the matters presented at the Special Meeting. A list of Shareholders eligible to vote will be available at the offices of the Company, 450 E. 96th Street, Suite 300, Indianapolis, IN 46240, beginning July      , 2003. Shareholders may examine this list during normal business hours for any purpose relating to the Special Meeting. The proxy card represents all of the Shares registered to each Shareholder’s account.

Quorum

The Special Meeting will be held if a quorum, consisting of a majority of the outstanding Shares entitled to vote, is represented in person or by proxy. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. “Broker non-votes” occur when nominees, such as banks and brokers, holding Shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date in the voting instructions received from the Shareholder’s broker. On non-routine matters, such as the approval of the Merger Agreement, nominees cannot vote, therefore there is a so-called “broker non-vote” on that matter.

Vote Required for Approval

The affirmative vote, in person or by proxy, of the holders as of the record date of a majority of the voting power of the outstanding shares of common stock of the Company is required for the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. The holders of the Company’s common stock will be entitled to one (1) vote for each share they hold. Because the Merger must be approved by a majority of the outstanding Shares, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement. Accordingly, the Board of Directors of the Company urges Shareholders to either complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or to attend the Meeting in person.

Counting of Votes

The Company’s Assistant Secretary will tally the vote and will act as the Inspector of Elections.

Confidentiality

Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections. Individual Shareholders’ votes will not be disclosed to the Board of Directors of the Company or to management of the Company except as may be required by law.

Other Matters

The Board of Directors of the Company knows of no matters other than those referred to in this Proxy Statement that will be presented for Shareholder action at the Special Meeting. If, however, other matters are properly presented at the Special Meeting or any adjournments or postponements thereof, the Board of Directors of the Company intends that the persons named as proxy appointees will vote upon such matters as recommended by the Board of Directors of the Company or, if no recommendation is given, in accordance with their best judgment (unless the authorization to use such discretion is withheld). The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote in accordance with their best judgment on matters incidental to the conduct of the Special Meeting.

Adjournment

The persons named as proxies may propose and vote for one or more adjournments of the Special Meeting to permit further solicitation of proxies in favor of the proposal to approve the Merger Agreement; provided, however, that no proxy that is voted against the proposal to approve the Merger Agreement will be voted in favor of such adjournment. The Special Meeting may be adjourned without notice other than an announcement made at the Special Meeting. If the Special Meeting is adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that are effectively revoked or withdrawn during the adjournment).

PROXIES

Proxy Cards

The Board of Directors of the Company is soliciting proxies by which holders of common stock of the Company can vote on the proposals regarding the Merger Agreement and the transactions contemplated in the Merger Agreement. Shares of common stock of the Company represented by a properly completed proxy card will be voted in accordance with the instructions on the proxy card. If a Shareholder does not return a signed and dated proxy card, that Shareholder’s Shares will not be voted with respect to the Merger or the transactions contemplated by the Merger Agreement (unless voted by the Shareholder at the Special Meeting) and that will have the same effect as a vote against approval of the Merger Agreement.

You are urged to mark the box on the proxy card to indicate how your shares are to be voted. If no instructions are given on a properly executed proxy timely received by the Company, such proxy will be voted at the Special Meeting FOR the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. If conflicting instructions are given on a proxy, such proxy will not be counted as a vote cast either for or against such approval.

Solicitation of Proxies

The cost of soliciting proxies and the material used in the solicitation of proxies will be borne by the Company. In addition to the use of mail, certain directors, certain officers and certain regular employees of the Company may solicit proxies personally by telephone, by facsimile or by other electronic means. Such directors, officers and employees will receive no compensation for their solicitation services other than their regular salaries and/or fees. The Company may engage an independent proxy solicitation firm to assist in the solicitation of proxies. The Company will bear the expenses of any such solicitation on its behalf. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of common stock of the Company. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to the beneficial owners of the Shares.

How to Revoke Your Proxy

You can revoke your proxy at any time before your proxy is voted at the Special Meeting. You can do that by:

•	Attending the Special Meeting and voting in person;

•	Completing, signing and dating and mailing in a new proxy card (so long as the new proxy card is received before the Special Meeting); or

•	Delivering to the Secretary of the Company a written notice of revocation, addressed to Made2Manage Systems, Inc., 450 E. 96th Street, Suite 300, Indianapolis, IN 46240, Attn: Traci M. Dolan, Secretary. To ensure that a revocation will be effective, the Company must receive the revocation before the Shares are voted.

The Shares represented by proxies properly signed, dated and returned will be voted at the Special Meeting as instructed by the Shareholder giving the proxy.

THE MERGER

General

Subject to the terms and conditions of the Merger Agreement, as soon as practicable after the approval of the Merger Agreement by the Shareholders and the satisfaction or waiver of the other conditions to the Merger, the Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation under Indiana law (the “Surviving Corporation”) under the name “Made2Manage Systems, Inc.” and shall continue to be governed by the laws of the State of Indiana, and the separate corporate existence of the Company shall continue unaffected by the Merger. See “The Merger Agreement — Conditions to the Merger.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock of the Company (collectively, the “Company Common Stock”):

•	Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive $5.70 in cash consideration (the “Merger Consideration”), without interest, (i) minus any required withholding taxes and (ii) plus or minus, as applicable, a pro rata portion of the amount that the transaction expenses of the Company are less than or more than $2,000,000. See “The Merger Agreement – The Merger Consideration.” Management of the Company does not believe that the Company’s transaction expenses will exceed $2,000,000. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration, without interest, upon the surrender of the certificates representing such Shareholder’s shares of Company Common Stock in accordance with the terms and conditions of the Merger Agreement.

•	Any shares of Company Common Stock that are held by the Company (or held in the Company’s treasury) shall be canceled and no payment or distribution shall be made with respect thereto.

•	Each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

•	Each option issued under the Company’s 1990 Stock Option Plan or the Company’s 1999 Stock Option Plan which is not exercised prior to the closing of the Merger, shall be fully vested at the Effective Time and shall be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to the option and (ii) the excess, if any, of the final per share purchase price over the exercise price per share specified in the applicable stock option agreement, reduced by any required taxes or other withholdings.

•	After the announcement of the execution of the Merger Agreement, the Company suspended all payroll deductions made under the Made2Manage Systems, Inc. Employee Stock Purchase Plan, and will return to each participant any contribution made by him or her on or after April 1, 2003. On the date of the closing of the Merger, the Company will terminate the Employee Stock Purchase Plan.

Upon completion of the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Battery Holding Co. Pursuant to the terms of the Merger Agreement, all of the Company Common Stock issued and outstanding prior to the Effective Time either will have been canceled or converted into the right to receive the Merger Consideration and subsequently canceled.

The Merger Consideration

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive $5.70 in cash consideration, without interest, (i) minus any required withholding taxes and (ii) plus or minus, as applicable, a pro rata portion of the amount that the estimated transaction expenses of the Company are less than or more than $2,000,000. Three (3) business days prior to the closing of the Merger, the Company will deliver to Battery Holding Co. an estimate of the expenses incurred by the Company in the consummation of the Merger transaction, including the fees, expenses and disbursements of its financial advisors, legal advisors, accountants, investment bankers and consultants. If and to the extent that the Company’s fees, expenses and disbursements exceed $2,000,000, the aggregate total Merger Consideration shall be reduced on a dollar for dollar basis to the extent that such expenses exceed $2,000,000. If and to the extent that the Company’s fees, expenses and disbursements are less than $2,000,000, the aggregate total Merger Consideration shall be increased on a dollar for dollar basis to the extent that such expenses are less than $2,000,000. Management has received assurance from the Company’s financial advisors, legal advisors and accountants that their aggregate fees, expenses and reimbursements for services rendered in connection with the Merger will not exceed $2,000,000 and accordingly, unless the Company is forced to incur unexpected transaction expenses, such as the cost of an independent proxy solicitation firm, management of the Company believes the aggregate transaction expenses will fall at or below the $2,000,000 threshold. Any such adjustment to the Merger Consideration shall be prorated per share of Company Common Stock issued and outstanding immediately prior to the Effective Time and each in-the-money option issued and outstanding immediately prior to the Effective Time.

Background of the Merger

Over the last two to three years, consistent with the consolidation trend in the software development, marketing and licensing industry, the Company engaged in several informal discussions regarding possible business combination transactions with other software companies. None of these discussions resulted in offers or formal negotiations with respect to a business combination transaction.

One of the objectives of the Board of Directors of the Company has been, and remains, to enhance shareholder value. In January of 2002, the Board of Directors of the Company began consultations and analysis with its financial and legal advisors to discuss various strategies intended to accomplish this goal. Among the alternatives considered were internal growth, capital management, capital raising, acquisitions of other software development companies, mergers-of-equals and a possible business combination with a third party.

At a meeting of the Board of Directors of the Company held on April 26, 2002, the Board discussed the fact that further increases in value could be achieved by a sale of the Company to or by combination with another quality software development and marketing company or by a sale of all or a portion of the Company to a financial investor. The Board of Directors of the Company discussed these ideas and, after considering several factors, including the Company’s competitive position with respect to acquisitions in relation to larger software development companies, authorized management to engage the services of UBS Securities LLC (formerly UBS Warburg LLC) (“UBS Investment Bank”) and to request that UBS Investment Bank meet with the management and/or Board of Directors of the Company to discuss the possibilities for a sale of the Company or for a business combination transaction. In these meetings it was determined that a business combination with a strategic partner (i.e. another software development and marketing company) might represent the best opportunity to achieve liquidity for the Shareholders and to complete a transaction within a reasonable period of time.

During the spring of 2002, the management of the Company, representatives of UBS Investment Bank and Ice Miller, legal counsel to the Company, met several times to discuss strategies and review marketing materials for identifying strategic candidates and to discuss and review UBS Investment Bank’s ongoing process of contacting such candidates and following up with parties who expressed interest in a purchase or business combination with the Company.

In early June of 2002, the Company executed confidentiality agreements with two (2) potential strategic partners and one (1) potential financial partner. From the period of June 19, 2002 to September 11, 2002, representatives of the Company, UBS Investment Bank and the potential candidates discussed various matters, including transaction structure and diligence matters. During the third and fourth quarters of 2002, one strategic candidate submitted a series of non-binding offers and on December 9, 2002, the Company entered into a Non-Solicitation Agreement with this party. During the months of December 2002 and January 2003, the candidate continued its diligence, the parties exchanged drafts of various documents and they met to negotiate definitive terms of the proposed transaction. On January 13, 2003, the parties determined that they were unable to reach definitive terms on the proposed transaction, ceased negotiations and terminated the Non-Solicitation Agreement.

Following the termination of negotiations with the strategic partner opportunity, the Company directed UBS Investment Bank to continue its pursuit of identifying potential buyers or partners for the Company, recognizing that it would be prudent to contact both strategic and financial candidates rather than focusing primarily on strategic partners as they had over the past several months.

On February 13, 2003, the Board of Directors met with representatives of UBS Investment Bank and Ice Miller to review a process update as presented by UBS Investment Bank. UBS Investment Bank indicated that after contacting a number of strategic and financial candidates, that several had expressed interest in a possible purchase of or business combination with the Company, several parties had indicated they wished to continue reviewing the opportunity and a few parties declined the opportunity to pursue a transaction with the Company. At this meeting, the Board directed the Company and UBS Investment Bank to continue discussions with the various interested parties and to solicit proposals from the interested parties after UBS Investment Bank and the Company believed that they had considered all likely buyers and strategic partners.

On March 28, 2003, UBS Investment Bank made a presentation to the Board stating that the Company had received indications of interest from six (6) parties, and then described the specifics of each of the proposals. UBS Investment Bank discussed and compared the specific elements of each of the proposals. The Board determined that offers at $5.25 or less were too low and were not reflective of the value of the Company. The Board then determined they would not take any immediate action on any of the expressions of interest that have been presented to the Company, but rather directed UBS Investment Bank to continue discussions with the parties expressing interest, concentrating on the offers in excess of $5.25 per share, as these offered the best value to the Company and its shareholders.

On April 30, 2003, UBS Investment Bank informed the Board that four (4) parties had completed the second phase of diligence on the Company’s business and had submitted revised, more detailed proposals, including comments to a draft merger agreement provided by the Company’s legal counsel. UBS Investment Bank reviewed each of the proposals in detail, outlining various key issues in each proposal. Ice Miller informed the Board that in making its decision, under Indiana law it was permissible to consider both receipt of value to the shareholders and to consider the impact of the transaction on other constituencies, including the Company’s employees, suppliers, customers, communities in which the Company is located and any other factors the Board considers to be pertinent. Following the presentations by UBS Investment Bank and Ice Miller, the Board determined that the proposal made by Battery Ventures VI, L.P. offered the greatest value to the shareholders and other constituencies of the Company and directed UBS Investment Bank to contact Battery and begin negotiations on an exclusivity arrangement with them and directed Ice Miller to respond to the comments on the draft merger agreement provided by Battery.

On May 5, 2003, the Company and Battery entered into an exclusivity letter whereby, for the period from May 5, 2003 to June 2, 2003, the Company would not solicit any proposals for a competing transaction (subject to Battery’s continued active engagement in discussions with the Company). At this time, the Company terminated its negotiations with the three (3) prospects not selected.

Beginning on May 5, 2003, Battery continued its diligence investigation of the Company and the parties and their respective counsel and advisors actively engaged in negotiations regarding the terms and conditions of a definitive agreement and related documents, including a voting agreement whereby certain officers and directors of the Company would agree to vote their shares of Company Common Stock in favor of the Merger. On or about May 29, 2003, the Company determined that the terms and conditions of the Merger were substantially negotiated and the documentation was substantially complete and called a meeting of the Board for June 2, 2003, in anticipation that the Merger Agreement would be ready for Board adoption and approval and execution on that date.

The parties continued negotiating and finalizing the terms of the Merger over the next several days and on June 2, 2003, the Board met to review the Merger Agreement and the related documents. After discussing the status of the negotiations with UBS Investment Bank and Ice Miller, the Board determined that due to open issues in the Merger Agreement, they were not prepared to vote upon the adoption of the Merger Agreement nor to recommend it to the Company’s shareholders at such time. The Board voted to extend the exclusivity arrangement with Battery for an additional 24 hours, adjourned the meeting and called a Board meeting for the following day.

On June 3, 2003, the Board again met to discuss and review the Merger Agreement and the related agreements and to determine whether the Board was in a position to vote to adopt the Merger Agreement and to recommend the Merger Agreement to the Company’s shareholders. Ice Miller informed the Board that the issues presented at the prior day’s Board meeting remained open, and that an additional issue had arisen during the prior 24 hours. Ice Miller informed the Board that the parties were confident that they could resolve these open issues in the next 24 hours and the Board responded by authorizing the Company to settle the issues in the manner recommended by the Board and authorized extending the exclusivity arrangement with Battery for an additional 24 hours, adjourned the meeting, and called a Board meeting for the following day.

On June 4, 2003, the Board met and after determining that all issues had been resolved, UBS Investment Bank delivered its oral opinion, subsequently confirmed in writing, that as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by UBS Investment Bank, the consideration to be received by holders of the Company Common Stock in the Merger was fair, from a financial point of view, to such holders. The Board then approved the Merger Agreement and the other agreements and transactions contemplated thereby and directed the President of the Company to execute and deliver the Merger Agreement and the related Agreements and to make a joint public announcement with Battery regarding the Merger Agreement before the opening of the stock market on June 5, 2003.

Recommendation of the Board of Directors of the Company

In its meeting on June 4, 2003, the Board of Directors of the Company unanimously (i) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) recommended that the Shareholders vote to approve the Merger Agreement.

In reaching its determination that the Merger Agreement and the transactions contemplated thereby are in the best interests of the Shareholders and recommending that the Shareholders vote to approve the Merger Agreement, the Board of Directors of the Company considered the following material factors:

•	Market Price Considerations. The Board of Directors of the Company considered current information with respect to the Shares, including financial market conditions and historical market prices, volatility and the recent trading activity of the Shares, and that the merger consideration to be received by the Shareholders in the Merger represented a significant premium over the market price of the Company Common Stock before the Merger announcement.

•	Market Information Regarding Publicly Held Shares. The Board of Directors of the Company considered historical market prices and trading information with respect to the Shares and a comparison of these market prices and trading information with those of selected publicly held companies operating in industries similar to that of the Company and the sales, earnings and price to earnings multiples at which the Shares and the securities of these other companies trade.

•	Opinion of UBS Investment Bank that the Price is Fair. The Board of Directors of the Company considered the financial advice of UBS Investment Bank and its opinion to the effect that, as of the date of such opinion and based upon and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. This opinion was expressed after reviewing with the Board of Directors of the Company various financial criteria used in assessing the transaction and was based on various assumptions and subject to various limitations discussed with the Board of Directors of the Company.

•	The Company’s Board of Directors’ Evaluation of the Merger Consideration. The Board of Directors of the Company considered its belief that the merger consideration, under all the relevant circumstances, reflects the fair value of the Shares, based on the Board of Directors’ familiarity with the Company’s business, financial condition, results of operations, business strategy, and future prospects, as well as the nature of the markets in which the Company operates and the quality of its management team. In addition, the Board considered that the merger consideration was payable in cash and not in a non-liquid or risky security.

•	Structure of the Merger. The Board of Directors of the Company considered that the transaction has been structured to include a merger in which all Shareholders will receive the same cash price per Share. The Board of Directors also considered that Shareholders who do not vote to approve the Merger will not have dissenters’ appraisal rights under Indiana law in connection with the Merger.

•	Alternative Transactions. The Board of Directors considered that the Merger Agreement under certain circumstances permits the Company to engage in negotiations with, or to furnish information to, third parties proposing an alternative transaction, as well as the possible effects of the provisions regarding termination fees and payment of Battery’s expenses, allowing the Board of Directors to exercise its fiduciary duties under Indiana law.

•	No Unusual Conditions to the Original Offer and the Merger. The Board of Directors considered the likelihood that the Merger would be consummated, assuming it is approved by the Shareholders. In this regard it took into consideration that there are no unusual requirements or conditions to the Merger or representations or warranties made by the Company in the Merger Agreement, and the fact that Battery has available financial resources to consummate the Merger expeditiously thereby minimizing execution risks.

•	Immediate Liquidity. The Board of Directors considered the fact that historically there has been relatively low trading volume of the publicly held Shares and that approving the Merger Agreement would result in prompt and complete liquidity for the Shareholders.

•	No Participation in Future Growth. The Board of Directors considered that Shareholders who will receive in the Merger, without interest, an amount equal to $5.70 per Share (subject to adjustment as set forth in this Proxy Statement), will be precluded from having the opportunity to participate in the future growth prospects of the Company. However, the Board of Directors noted that upon consummation of the Merger, Shareholders will not be exposed to the possibility of future declines in the price at which the Shares trade.

The description set forth above of the factors considered by the Board of Directors is not intended to be exhaustive, but summarizes the material factors considered. The members of the Board of Directors evaluated the Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of their legal counsel and their financial advisors. In light of the number and variety of factors that the Board of Directors considered in connection with its evaluation of the Merger, the Board of Directors found it impracticable to assign relative or specific weights to the foregoing factors, and, accordingly, the Board of Directors did not do so. Each member of the Board of Directors may have given differing weights to different factors and may have viewed certain factors more positively or negatively than the other members. Throughout its deliberations, the Board of Directors received the advice of UBS Investment Bank, its financial advisor, and Ice Miller, its legal counsel.

Opinion of the Company’s Financial Advisor

The following is a summary of the UBS Investment Bank fairness opinion and the methodology that UBS Investment Bank used to render its opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, by UBS Investment Bank and is attached as Annex B to this Proxy Statement and incorporated in this Proxy Statement by reference. We encourage you to read carefully the UBS Investment Bank opinion in its entirety.

Under the terms of an engagement letter, dated May 14, 2002, the Company retained UBS Investment Bank to provide financial advisory services and a financial fairness opinion to the Board in connection with a possible business combination transaction involving the Company. At the meeting of the Board held on June 4, 2003, UBS Investment Bank delivered its oral opinion to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken by UBS Investment Bank, the consideration to be received by holders of Company Common Stock in the Merger was fair from a financial point of view to such holders. The opinion was confirmed by delivery of a written opinion dated June 4, 2003.

UBS Investment Bank’s opinion:

•	is directed to the Board;

•	relates only to the fairness, from a financial point of view of the consideration to be received by holders of Company Common Stock in the Merger;

•	does not address the Company’s underlying business decision to effect the Merger;

•	does not constitute a recommendation to any Shareholder about how to vote with respect to the Merger Agreement or any other matter; and

•	is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to UBS Investment Bank as of, the date of the opinion.

In arriving at its opinion, UBS Investment Bank, among other things:

•	reviewed selected publicly available business and historical financial information relating to the Company;

•	reviewed the reported prices and trading activity for the Company Common Stock;

•	reviewed selected internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts for fiscal 2003 prepared by the management of the Company, which were provided to UBS Investment Bank by the Company and not publicly available;

•	conducted discussions with members of the senior management of the Company;

•	reviewed publicly available financial and stock market data with respect to selected other companies in lines of business UBS Investment Bank believed to be generally comparable to those of the Company;

•	compared the financial terms of the Merger with the publicly available financial terms of selected other transactions which UBS Investment Bank believed to be generally relevant;

•	reviewed drafts of the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations and considered such other information as UBS Investment Bank deemed necessary or appropriate.

In connection with its review, with the consent of the Board, UBS Investment Bank:

•	assumed that the final executed form of the Merger Agreement did not differ in any material respect from the draft that UBS Investment Bank examined, and that the Company, Battery Holding Co. and Merger Sub will comply with all material terms of the Merger Agreement;

•	assumed that the financial forecasts and estimates for fiscal 2003 referred to above had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company;

•	did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects; and

•	did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was UBS Investment Bank furnished with any such evaluation or appraisal.

UBS Investment Bank was not asked to, and did not, recommend the specific consideration payable in the Merger, which was determined through negotiations between Battery and the Company. In addition, UBS Investment Bank was not asked to, and did not offer any opinion as to the material terms of the Merger Agreement or the form of the transactions contemplated thereby. At the request of the Board, UBS Investment Bank contacted third parties to solicit indications of interest in a possible business combination with the Company and held discussions with a number of these parties prior to the date of UBS Investment Bank’s written opinion.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Investment Bank made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. UBS Investment Bank did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, UBS Investment Bank believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

In performing its analyses, UBS Investment Bank made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of the Company and Battery. No company, transaction or business used in those analyses as a comparison is identical to the Company or its businesses or the Merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

The estimates contained in the analyses performed by UBS Investment Bank and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

The following is a summary of the material financial analyses used by UBS Investment Bank in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Stock Performance. UBS Investment Bank reviewed historical trading prices for the Company Common Stock. This stock price performance review indicated that, for the period beginning June 4, 2002 through and including June 4, 2003, the low and high closing prices for the common stock were $2.26 and $5.00, respectively. This review further indicated that the closing price for the Company Common Stock was $4.20 on June 4, 2003, the last full trading day before the public announcement of the merger. UBS Investment Bank also reviewed the average closing prices over periods prior to June 4, 2003 as set forth in the following table:

Selected Statistics(1)	Closing Price
June 4, 2003	$4.20
5 Day Average	$4.06
10 Day Average	$4.04
20 Day Average	$4.07
60 Day Average	$3.71
90 Day Average	$3.62
180 Day Average	$3.65

(1)	All periods based on trading days.

Selected Comparable Public Company Analysis. UBS Investment Bank compared selected financial information, ratios and public market multiples for the Company to the corresponding data for the following (1) eleven publicly-traded software companies with stock market capitalizations of less than $50 million and (2) nine publicly-traded software companies in the enterprise resource planning/supply chain management space with stock market capitalizations of less than $300 million:

Small Cap Software Companies

•	Onyx Software Corporation
•	Visual Networks, Inc.
•	Net Perceptions, Inc.
•	Magic Software Enterprises Ltd.
•	LogicVision, Inc.
•	Click Commerce, Inc.
•	Pivotal Corporation
•	Verticalnet, Inc.
•	EXE Technologies, Inc.
•	ValiCert, Inc.
•	The 3DO Company

Mid-Size ERP/SCM Companies

•	Manugistics Group, Inc.
•	MatrixOne, Inc.
•	QAD Inc.
•	MRO Software, Inc.
•	Epicor Software Corporation
•	Mapics, Inc.
•	Descartes Systems Group Inc.
•	iManage, Inc.
•	QRS Corporation

UBS Investment Bank chose the Small Cap Software Companies because they were publicly-traded companies that, for purposes of the analysis, UBS Investment Bank considered reasonably similar to the Company in that these companies are small, independent software companies. UBS Investment Bank chose the Mid-Size ERP/SCM Companies because they were publicly-traded companies in lines of business that, for purposes of the analysis, UBS Investment Bank considered reasonably similar to those of the Company in that these companies operate in the enterprise resource management/supply chain management segment of the software industry. The selected public companies may significantly differ from the Company based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

UBS Investment Bank reviewed, among other information, the comparable companies’ multiples of enterprise value, referred to as EV, which consists of the market value of the particular company’s equity plus the market value (when available) of the company’s total debt, preferred stock and minority interests, minus cash, cash equivalents and marketable securities to:

•	actual calendar 2002 revenue, referred to as CY 2002 revenue; and

•	estimated calendar 2003 revenue, referred to as CY 2003E revenue.

The comparable companies analysis resulted in the following ranges of implied multiples as of June 4, 2003:

	Small Cap Software Companies			Mid-Size ERP/SCM Companies			Made2Manage
	Multiple Range	Mean	Median	Multiple Range	Mean	Median	At $4.20 per share(1)	At $5.70 per share
EV/CY 2002 Revenue	0.0x to 1.5x	0.6x	0.6x	0.2x to 1.9x	1.0x	1.2x	0.2x	0.5x
EV/CY 2003E Revenue	0.1x to 0.8x	0.5x	0.7x	0.2x to 1.7x	1.1x	1.1x	0.2x	0.4x

(1)	$4.20 was the Company’s closing stock price on June 4, 2003.

Estimated revenue data for the Company was based on management estimates and for the selected companies was based on publicly available research analysts’ estimates. Actual revenue data was based on the respective companies’ relevant SEC filings.

Selected Comparable Transaction Analysis. UBS Investment Bank reviewed publicly available financial information relating to the following selected transactions in the software industry since the beginning of 2002:

Acquiror	Target

MAPICS, Inc.	Frontstep, Inc.

Vignette Corporation	Epicentric, Inc.

SSA Global Technologies, Inc.	Infinium Software Inc.

Intuit, Inc.	Eclipse, Inc.

Golden Gate Capital LP	Supply Chain Enablement (SCE) division of Peregrine Systems, Inc.

Novell, Inc.	SilverStream Software, Inc.

Intuit, Inc.	Management Reports, Inc.

Intuit, Inc.	The Flagship Group

SAP AG	TopManage Financial Solutions LTD

The Sage Group PLC	BatchMaster Software Corporation

UBS Investment Bank chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS Investment Bank considered to be reasonably similar to the Merger in that these transactions involved the acquisition of small to mid-sized companies in the software industry. The selected transactions may differ significantly from the Merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

UBS Investment Bank reviewed, among other things, the total enterprise values, referred to as TEVs, which consist of the market value of the particular company’s equity plus the market value (when available) of the company’s total debt, preferred stock and minority interests, minus cash, cash equivalents and marketable securities, implied in the relevant transactions as a multiple of the company’s last twelve months revenue, referred to as LTM revenue.

The analysis indicated the following implied multiples for the selected transactions and for the Merger:

	Selected Transactions			Made2Manage
	Multiple Range	Mean	Median	At $5.70 Per share
TEV /LTM Revenue	0.5x to 3.1x	1.6x	1.5x	0.5x

All multiples for the Company and the selected transactions were based on relevant SEC filings, press releases and publicly available research analysts’ estimates.

Premiums Paid Analysis. UBS Investment Bank reviewed selected purchase price per share premiums paid or to be paid in acquisitions of publicly-traded, domestic technology companies, excluding “mergers of equals” transactions, announced from January 1, 2002 through May 5, 2003, with deal sizes in excess of $25 million. This analysis indicated mean and median and high and low premiums to the targets’ closing stock prices on dates, and the targets’ average closing stock prices for periods, prior to the announcement of the applicable transaction as set forth in the following table. The premiums for the Company were calculated based on the Company’s closing stock prices on dates, and the Company’s average closing stock prices for periods, prior to June 4, 2003.

	Premium (%) to Stock Price				Premium (%) to Average Stock Price
	One Day Prior to Announcement	One Week Prior to Announcement	One Month Prior to Announcement	Three Months Prior to Announcement	One Week Prior to Announcement	One Month Prior to Announcement

Mean/Median	52.5 /36.8	56.8 /40.6	58.3/42.5	74.5/66.3	54.1/39.7	57.7/41.5
High/Low	260.0/(17.8)	261.4/ (2.3)	267.5/(12.4)	560.0/(38.7)	259.6/(11.5)	272.6/(6.3)
Implied Premium in the Merger @ $5.70 per Share	40.4	42.5	34.1	63.8	41.7	40.4

Fee Arrangement

Pursuant to the engagement letter, dated May 14, 2002, between UBS Investment Bank and the Company, UBS Investment Bank earned a fee of $500,000 payable by the Company for rendering its financial fairness opinion, which was independent of the result of the opinion, and will receive a fee equal to $1,500,000 less the opinion fee to the extent previously paid, upon the consummation of the Merger. The Company also agreed to reimburse UBS Investment Bank for its expenses incurred in performing its services. UBS Investment Bank will not be entitled to any additional fees or compensation with respect to the Merger. In addition, the Company has agreed to indemnify UBS Investment Bank and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling UBS Investment Bank or any of its affiliates against liabilities and expenses related to or arising out of UBS Investment Bank’s engagement and any related transactions.

The Board selected UBS Investment Bank based on its experience, expertise and reputation. UBS Investment Bank is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, UBS Investment Bank, its successors and affiliates may trade or have traded securities of the Company for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Regulatory Matters Relating to the Merger

The Company is not aware of any federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the Merger other than the filing with the Securities and Exchange Commission of this Proxy Statement, compliance with applicable federal securities laws and regulations and the filing of the Articles of Merger with the Indiana Secretary of State.

Dissenters’ Appraisal Rights

The Company’s Shareholders will not have any dissenters’ appraisal rights in connection with the Merger.

Surrender of Certificates

Battery has designated                      (the “Exchange Agent”) to act as exchange agent for holders of the Shares in connection with the Merger. Immediately prior to the Effective Time, Battery Holding Co. shall make available to the Exchange Agent cash in a mutually agreed upon amount and promptly after the Effective Time, shall make the balance of cash necessary for the payment of the Merger Consideration available to the Exchange Agent.

Promptly after the Effective Time of the Merger, but in no event more than three (3) business days thereafter, Battery Holding Co. will cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the Merger represented outstanding Shares (the “Company Certificates”), which Shares were converted in the Merger into the right to receive the Merger Consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for payment of the Merger Consideration, without any interest thereon. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to applicable withholding taxes) for each Share formerly represented by such Company Certificate, to be mailed within ten (10) business days of receipt of such Certificate and letter of transmittal, and the Company Certificate so surrendered will be canceled.

YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. Shareholders who hold Shares in “street name” through a bank or broker should know that their bank or broker is responsible for ensuring that the Company Certificate or Certificates representing the Shares are properly surrendered and that the appropriate amount of cash is forwarded to the Shareholder. Shareholders should consult their banks or brokers to determine whether any fees will apply.

Promptly following the date which is six (6) months after the Effective Time, the Exchange Agent shall deliver to Battery Holding Co. all cash and any documents in its possession relating to the Merger and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation or Battery Holding Co. and, subject to applicable abandoned property, escheat and similar laws, receive the Merger Consideration, without interest, in exchange therefor.

In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such Company Certificate to be lost, stolen or destroyed and, if requested by the Board of Directors of the Surviving Corporation, the delivery of a bond (in such amount as the Board of Directors of the Surviving Corporation may reasonably request) as indemnity against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with the applicable provisions of the Merger Agreement.

At and after the Effective Time of the Merger and prior to the surrender of the Company’s Certificates to the Exchange Agent in exchange for the Merger Consideration, Shareholders will cease to have any rights with respect to the Shares, except the right to receive the Merger Consideration. At the Effective Time of the Merger, the stock transfer books of the Company will be closed and no transfer of Shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made.

Operations after the Merger

Upon consummation of the Merger, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation and the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation. At the Effective Time, the members of the Board of Directors of Merger Sub shall become the members of the Board of Directors of the Surviving Corporation and the current officers of the Company shall become the officers of the Surviving Corporation. There are currently no agreements, arrangements or understandings with management of the Company regarding any continued participation in the ownership of the Surviving Corporation.

The Company’s Common Stock is currently listed on the Nasdaq® National Market. As a result of the Merger, the Company’s Common Stock will no longer meet the quantitative requirements for continued listing on the Nasdaq® National Market and the Company Common Stock will become eligible for deregistration under the Exchange Act. As a result, the Company Common Stock will no longer be quoted on the Nasdaq® National Market. Upon deregistration of the Company Common Stock, the Company will no longer be legally required to file periodic reports with the Securities and Exchange Commission (the “Commission”) under the Exchange Act, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act. In addition, the Company’s officers, directors and Shareholders who beneficially own 10% or more of the Company Common Stock will be relieved of the reporting requirements and restrictions on “short-swing” trading contained in Section 16 of the Exchange Act with respect to the Company Common Stock.

Upon consummation of the Merger, the Company will become a privately held corporation and there will be no public market for the Company Common Stock. Accordingly, after the consummation of the Merger, the Shareholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. In addition, the Shareholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the shares of the Company Common Stock in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are contemplated at this time. However, after the consummation of the Merger, such Shareholders will not face the risk of losses generated by the Company’s operations or any decrease in the value of the Company.

THE MERGER AGREEMENT

THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. CAPITALIZED TERMS NOT OTHERWISE DESCRIBED IN THE FOLLOWING SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

Approval

The Board of Directors of the Company unanimously approved the Merger Agreement and the Merger and a representation to that effect is included in the Merger Agreement.

The Merger

Subject to the terms and conditions of the Merger Agreement, as soon as practicable after the approval of the Merger Agreement by the Shareholders and the satisfaction or waiver of the conditions to the Merger, the Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation under Indiana law (the “Surviving Corporation”) under the name “Made2Manage Systems, Inc.” and shall continue to be governed by the laws of the State of Indiana, and the separate corporate existence of the Company shall continue unaffected by the Merger. See “The Merger Agreement—Conditions to the Merger.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock of the Company (collectively, the “Company Common Stock”):

•	Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive $5.70 in cash consideration, without interest, (i) minus any required withholding taxes and (ii) plus or minus, as applicable, a pro rata portion of the amount the transaction expenses of the Company are less than or more than $2,000,000. See “The Merger Agreement – The Merger Consideration.” All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration, without interest, upon the surrender of the certificates representing such Shareholder’s shares of Company Common Stock in accordance with the terms and conditions of the Merger Agreement.

•	Any shares of Company Common Stock that are held by the Company (or held in the Company’s treasury) shall be canceled and no payment or distribution shall be made with respect thereto.

•	Each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

•	Each currently outstanding option issued under the Company’s 1990 Stock Option Plan or the Company’s 1999 Stock Option Plan, as amended, shall be fully vested at the Effective Time and shall be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to the option and (ii) the excess, if any, of the final per share purchase price over the exercise price per share specified in the applicable stock option agreement, reduced by any required taxes or other withholdings.

•	As soon as practicable after the announcement of the execution of the Merger Agreement, the Company will suspend all payroll deductions made under the Made2Manage Systems, Inc. Employee Stock Purchase Plan, effective as of June 1, 1998, and will return to each participant any contribution made by him or her on or after April 1, 2003. On the date of the closing of the Merger, the Company will terminate the employee stock purchase plan.

Upon completion of the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Battery Holding Co. Pursuant to the terms of the Merger Agreement, all of the Company Common Stock issued and outstanding prior to the Effective Time either will have been canceled or converted into the right to receive the Merger Consideration and subsequently canceled.

The Merger Consideration

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive $5.70 in cash consideration, without interest, (i) minus any required withholding taxes and (ii) plus or minus, as applicable, a pro rata portion of the amount the estimated transaction expenses of the Company are less than or more than $2,000,000. Three (3) business days prior to the closing of the Merger, the Company will deliver to Battery Holding Co. an estimate of the fees incurred by the Company in the consummation of the Merger transaction, including the fees, expenses and disbursements of its financial advisors, legal advisors, accountants, investment bankers and consultants. If and to the extent that the Company’s fees, expenses and disbursements exceed $2,000,000, the aggregate total Merger Consideration shall be reduced on a dollar for dollar basis to the extent that such expenses exceed $2,000,000. If and to the extent that the Company’s fees, expenses and disbursements are less than $2,000,000, the aggregate total Merger Consideration shall be increased on a dollar for dollar basis to the extent that such expenses are less than $2,000,000. Any such adjustment to the Merger Consideration shall be prorated per share of Company Common Stock issued and outstanding immediately prior to the Effective Time and each in-the-money option issued and outstanding immediately prior to the Effective Time.

Representations and Warranties

Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Battery Holding Co. and Merger Sub, including representations relating to its: due organization; corporate governance documents; capitalization; subsidiaries; authority, non-contravention and approvals; SEC reports and financial statements; absence of undisclosed liabilities; customers and vendors; absence of certain changes; intellectual property rights; title to assets and properties; contracts; legal proceedings; governmental authorizations and compliance with legal requirements; tax matters; employee benefit matters; employees and consultants; labor relations; inventory; books of account; environmental matters; insurance; brokers and finders; opinion of the financial advisor; affiliate transactions; pre-payments and deposits; customer list; questionable payments; no restrictions; takeover statutes; and export control laws.

Certain of the Company’s representations and warranties are qualified as to “materiality” or having a “Material Adverse Effect” on the Company. When used in connection with the Company (or the Company and its subsidiaries, taken as a whole), the term “Material Adverse Effect” means any event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter has or could be reasonably expected to have a material adverse effect or change on the business, financial condition, properties, assets, liabilities or results of operations.

Pursuant to the Merger Agreement, Battery Holding Co. and Merger Sub have made customary representations and warranties to the Company, including representations relating to their: due organization; authority, non-contravention and approvals; proxy statement information; brokers and finders; and sufficient funds.

The representations and warranties made by each of the parties in the Merger Agreement shall terminate at the completion of the Merger.

Covenants of the Company

Pursuant to the Merger Agreement, the Company has agreed to comply with various covenants.

Access and Investigation. The Merger Agreement requires that through the Effective Time, the Company will provide Battery and its representatives with reasonable access to the Company’s representatives, personnel, customers and vendors and assets and to all existing books, records, tax returns, Company SEC Reports, work papers and other documents and information relating to the Company. Battery: (i) shall not contact any employee of the Company without the prior authorization of the Company’s Chairman of the Board, Chief Executive Officer or Chief Financial Officer; and (ii) shall use reasonable efforts to ensure that none of its employees, accountants, counsel, financial advisors or other representatives materially interfere with or otherwise materially disrupt the Company’s business or operations.

Operation of the Business. The Merger Agreement requires that until the completion of the Merger, the Company will operate its business as follows (except as expressly contemplated or permitted by the Merger Agreement, or to the extent that Battery Holding Co. otherwise consents in writing):

•	The Company shall conduct its business only in the ordinary course consistent with past practices.

•	The Company shall preserve intact its present business organization and reputation, keep available the services of its key officers and employees, maintain its assets and properties in good working order and condition (ordinary wear and tear excepted), maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, preserve its relationships with customers and suppliers and others having significant business dealings with it and comply in all respects with all Legal Requirements applicable to it, and the Company shall not:

•	amend its Articles of Incorporation or Bylaws;

•	split, combine or reclassify any outstanding shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock or declare or pay any dividends on such shares;

•	form any subsidiary or acquire any equity interest in any other person;

•	issue, sell or grant any additional shares of its capital stock or any options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts relating to the issuance or sale of any shares of its capital stock, other than Company Common Stock issued as a result of the proper exercise of Company Stock Options outstanding as of June 4, 2003;

•	adjust or change the price or otherwise change the terms of any Company Stock Options outstanding as of June 4, 2003;

•	sell, transfer, lease or license to any person, or encumber, any assets other than in the ordinary course of business consistent with past practices;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

•	make or agree to make any capital expenditure or other expenditures that are outside the ordinary course of business or inconsistent with past practices;

•	make any payments outside the ordinary course of business for purposes of settling any dispute;

•	enter into any transaction with any shareholder, officer, director, employee or any affiliate or family member of such person;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness;

•	adopt or amend any employee benefit plan or pension plan or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing contract or plan (except for normal increases in compensation and payment of year-end bonuses made in the ordinary course of business that are consistent with past practices);

•	amend or terminate any material contract or waive, release or assign any rights or claims under any material contract;
•	enter into any contract on terms less favorable to the Company than those the Company has entered into in the past in the ordinary course of business consistent with past practices;
•	change any of its methods of accounting or accounting practices;
•	make or revoke any tax election, or tax sharing arrangement or tax agreement with any governmental entity (except for elections made in the ordinary course of business consistent with past practices);
•	enter into or amend a contract pursuant to which any other person is granted exclusive marketing or any other exclusive right in, or to intellectual property, of any type or scope, with respect to the business; or
•	enter into a contract to take any of the actions described above.

Acquisition Transactions. The Merger Agreement requires that, prior to the closing of the Merger, the Company and its representatives shall not (i) initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any proposal for a Company Acquisition Transaction or (ii) engage in any discussions or negotiations concerning, or provide any confidential or non-public information or data to, or have any discussions with any person (other than its professional advisors) relating to any Company Acquisition Transaction, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Transaction; provided, however, that nothing in the Merger Agreement shall prohibit or restrict the Board of Directors of the Company from complying with rules promulgated under the Exchange Act, so long as such disclosure states no action will be taken by the Board of Directors with respect to such Company Acquisition Transaction except in accordance with certain provisions of the Merger Agreement. “Company Acquisition Transaction” is defined in the Merger Agreement as:

•	an offer with respect to a merger, consolidation, reorganization, share exchange or similar transaction involving the Company; or

•	an offer to purchase all or any substantial portion of the securities of the Company; or

•	an offer for or all or substantially all of the assets of the Company.

Notwithstanding the provisions above or any other provision of the Merger Agreement, if, after the date of execution of the Merger Agreement, the Company receives from a potential acquirer a bona fide inquiry, offer or proposal with respect to a Company Acquisition Transaction and the Board of Directors of the Company determines, in good faith after consultation with its financial and/or legal advisors constitutes or, is reasonably likely to lead to, a Superior Proposal (as defined below), the Company may:

•	after giving Battery Holding Co. at least 24 hours written notice of its intention to do so, engage in discussions or negotiations with the potential acquiror;

•	furnish confidential information and data to the potential acquiror; and

•	request from the potential acquiror such information as may be reasonably necessary for the Board of Directors of the Company to inform themselves as to the material terms of such Acquisition Proposal for the sole purpose of determining whether such acquisition proposal constitutes a Superior Proposal.

A “Superior Proposal” is defined as an Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment, after consultation with its legal and financial advisors, to be more favorable to the Company’s shareholders than the terms of the Merger and is reasonably likely to be consummated (taking into account any financing conditions or whether the Acquisition Proposal involves consideration that is not entirely cash or does not permit the Company’s shareholders to receive the payment of the offered consideration in respect of all Shares at the same time).

The Company shall promptly (and in no event no later than 24 hours later) notify Battery Holding Co. in writing after receipt of any acquisition proposal, or any inquiry with respect to or that could reasonably be expected to lead to an acquisition proposal (including any indication of interest or request for non-public information relating to the Company or for access to the properties, books or records of the Company by any person that informs the Board of Directors of the Company that it is considering making or has made an acquisition proposal), the principal terms and conditions of any such acquisition proposal and the status of any discussions with respect to any such proposal (including any changes thereto). The Company shall keep Battery Holding Co. informed promptly of the status (including any changes to the material terms thereof) of any such acquisition proposal.

In connection with or as a result of an acquisition proposal, the Board of Directors of the Company may (i) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend a Superior Proposal or (iii) after first terminating the Merger Agreement, cause the Company to enter into a definitive agreement with respect to a Superior Proposal, but in each case only after:

•	the Board of Directors of the Company has determined, in good faith after being advised by legal and financial advisors, that taking such actions with respect to an acquisition proposal from such potential acquiror is necessary in order for the Board of Directors of the Company to discharge its fiduciary duties under applicable law; and

•	the Company shall consult with Battery Holding Co. and provide it a reasonable opportunity, not less than three (3) business days, to amend the terms of the Merger in response to such acquisition proposal, providing terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial and legal advisors) to provide as great a value and to be as favorable to the Company’s shareholders as the competing acquisition proposal.

Proxy Statement. The Merger Agreement requires that that none of the information included or incorporated by reference in this Proxy Statement will, at the time of its mailing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Merger Agreement also requires that this Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no covenant is made by the Company with respect to statements made or incorporated by reference herein based on written information supplied by Battery specifically for inclusion or incorporation by reference herein.

Shareholders Meeting. The Merger Agreement requires that the Company shall call and hold a meeting as promptly as practicable after the date of execution of the Merger Agreement for the purpose of voting upon the Merger. The Merger Agreement also requires that the Company will, unless the Merger Agreement is terminated in accordance with its terms, through its Board of Directors, recommend to the Shareholders approval of the Merger and will coordinate and cooperate with respect to the timing of the Shareholders Meeting. Subject to the limitations contained in the Merger Agreement and applicable law, the Merger Agreement requires that the Company shall use its reasonable best efforts to solicit from the Shareholders proxies in favor of the Merger.

Cooperation. The Merger Agreement requires that the Company will, through the time of the closing of the Merger, cooperate in good faith with all reasonable requests made by Battery Holding Co. for the purpose of encouraging all of the Company’s employees, lessors, licensors, customers, suppliers and other business associates to maintain the same business relationships with the Surviving Corporation after the closing date of the Merger as they maintained with the Company prior to the closing date of the Merger. The Merger

Agreement also requires that the Company will not take any action that is reasonably likely to discourage any employee, lessor, licensor, customer, supplier or other business associate of the Company from maintaining such relationship with the Surviving Corporation.

Covenants of the Parties

General. The Merger Agreement requires that each of the parties use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement (subject to the fiduciary duties of the Company’s Board of Directors), including using its commercially reasonable efforts to (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (ii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any person reasonably requested by such other party in order to maintain in full force and effect any of the Company’s contracts, permits, licenses or other rights following the Merger and the other transactions contemplated thereby.

Governmental Matters. The Merger Agreement requires that each of the parties shall use its commercially reasonable efforts to take any additional action that may be necessary, proper or advisable to (i) obtain from any governmental entity any governmental authorization required or appropriate to be obtained by either Battery Holding Co. or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated thereby, (ii) make all necessary filings, and thereafter make any required submissions with respect to the Merger and the other transactions contemplated hereby required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities or other legal requirements, and (iii) effect all other necessary registrations, filings and submissions. The Merger Agreement also requires that each of the parties will cooperate and use all commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent that is in effect and restricts, prevents, prohibits or otherwise bars the consummation of the Merger or any other transaction contemplated thereby. Battery shall not be required to agree to any conditions proposed by any governmental entity which Battery in its reasonable discretion deems to be unreasonable or unduly burdensome or which limits its freedom of action with respect to Battery or any of its affiliates or the business of the Company or its ability to retain a material portion of the Company’s assets or businesses

Preparation of Proxy Statement

The Merger Agreement requires that as soon as practicable following the execution of the Merger Agreement, the Company shall prepare and file with the SEC a preliminary Proxy Statement in connection with the Special Meeting to consider the Merger. The Merger Agreement also requires that the Company use its reasonable best efforts to respond to any written comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Shareholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Merger Agreement requires that the Company notify Battery Holding Co. promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and supply Battery Holding Co. with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Merger Agreement also requires that if at any time prior to the Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Battery Holding Co. and with the assistance of Battery Holding Co., prepare and mail to the Shareholders such an amendment or supplement. Battery Holding Co. will cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and will furnish the Company with all information required to be included therein with respect to Battery. The Merger Agreement also provides that Battery Holding Co. and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement, any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Shareholders.

The Merger Agreement requires that the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger Agreement and the Merger, provided that the Board of Directors of the Company may withdraw such recommendation if taking such action with respect to a Superior Proposal from potential acquiror is necessary in order for the Board of Directors of the Company to discharge its fiduciary duties under applicable law.

Each of the parties shall correct promptly any information provided by it to be used specifically in this Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all reasonable steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to this Proxy Statement so as to correct the same and to cause this Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

Notification of Certain Matters. The Merger Agreement requires that each of the parties agrees to give prompt notice to each other of, and to use reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in the Merger Agreement to be untrue or inaccurate in any material respect at the closing of the merger, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

Public Statements. The Merger Agreement provides that, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, (i) the initial press release with respect to the Merger and the other transactions contemplated by the Merger Agreement shall require the prior mutual agreement and approval of both Battery Holding Co. and the Company, and (ii) any subsequent press releases or other public statements with respect to the Merger or the other transactions contemplated by the Merger Agreement shall require prior consultation between Battery Holding Co. and the Company and the parties shall use their best efforts to accommodate the reasonable requests of the other party with respect to such press releases.

Shareholder Litigation. The Merger Agreement provides that the Company will keep Battery Holding Co. fully informed and will give Battery Holding Co., at its cost, the opportunity to participate in the formulation and implementation of a defense strategy with respect to any shareholder litigation relating to the Merger.

Indemnification and Insurance.

From and after the closing of the Merger, Battery Holding Co. and the Surviving Corporation will be required, to the fullest extent permitted under applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws, indemnify and hold harmless, each present director or officer of the Company, determined as of the closing date of the Merger (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as such; provided, that, as to claims existing as of the time of the Closing, in no event shall the Surviving Corporation be obligated to provide indemnification in excess of the indemnification that the Company is required to provide to its directors and officers under its Articles of Incorporation or Bylaws as in effect on the date of execution of the Merger Agreement.

For a period of six (6) years after the date of the closing of the Merger, the Surviving Corporation shall be required to maintain (through the continuation or endorsement of the Company’s existing policy or the purchase of a “tail-end” rider permitted by such policy) in effect, the directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on the terms (including the amounts of coverage and the amounts of deductibles, if any) now applicable to them.

Notification. Between the execution date of the Merger Agreement and the closing of the Merger, the Company is obligated to promptly notify Battery Holding Co. in writing if it becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties made as of the date of the Merger Agreement or (ii) the occurrence after the date of execution of the Merger Agreement of any fact or condition that would be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedules, the Company is obligated to promptly deliver to Battery Holding Co. a supplement to the relevant Disclosure Schedule(s) specifying such change.

Company Plans

Battery Holding Co. shall and shall cause the Surviving Corporation to, honor in accordance with their terms, all employee benefit plans and other employment, consulting, benefit, compensation or severance agreements, arrangements and policies of the Company (collectively, the “Company Plans”); provided, however, that if Battery Holding Co. determines, in good faith, that it provides benefits of the same or of a superior type or class as a corresponding Company Plan maintained by the Company, the Surviving Corporation shall continue such Company Plan in effect until such date as Battery Holding Co. determines that the Surviving Corporation employees shall become eligible to participate in the corresponding plan or program maintained by Battery Holding Co. Employees of the Company shall receive credit for service with the Company for the purpose of determining eligibility to participate and vesting (if applicable).

Conditions Precedent to the Merger

•	Conditions to Each Party’s Obligation to Complete the Merger: Each party’s obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the closing of the Merger, of each of the following conditions:

•	The holders of a majority of the outstanding shares of Company Common Stock must have approved the Merger Agreement; and

•	There must be no governmental order or injunction in effect prohibiting completion of the merger.

•	Conditions to Obligations of Battery Holding Co. and Merger Sub to Complete the Merger: The obligation of Battery Holding Co. and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the closing of the Merger, of each of the following conditions:

•	The representations and warranties of the Company set forth in the Merger Agreement must be true and correct on and as of the date of the closing of the Merger (except as such representations and warranties are updated after giving effect to the Updated Disclosure Schedules), except for such untruths or inaccuracies that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the Company;

•	All of the obligations, covenants and agreements with which the Company is required to comply or that the Company is required to perform pursuant to the Merger Agreement at or prior to the closing of the Merger shall have been complied with and performed;

•	The Company will be required to deliver certificates as to the fulfillment of certain conditions precedent;

•	The Company shall have delivered to Battery Holding Co. (a) copies of the Company’s Articles of Incorporation and Bylaws as then in effect, (b) copies of resolutions adopted by the Board of Directors and shareholders of the Company authorizing the transactions contemplated by the Merger Agreement, (c) a certificate of good standing of the Company issued by the Secretary of State of the State of Indiana, and (d) a certificate of qualification issued by the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation, certified in each case as of the closing of the Merger by the Company’s Secretary as being true, correct and complete;

•	Ice Miller, counsel to the Company, must deliver an opinion letter to Battery Holding Co. on the date of the closing of the Merger;

•	The Company must receive the consent of any person having approval rights over the Merger on or before the date of the Closing of the Merger;

•	There can be no “material adverse change” with respect to the Company after the date the Merger Agreement was signed and prior the date of the closing of the Merger. Material adverse change is generally defined as any event or circumstance which has or could reasonably be expected to have a material adverse effect on the business, financial condition, properties, assets, liabilities or results of operations of the Company, taken individually or as a whole, and includes that a material adverse effect will be deemed to have occurred if the Company’s net working capital balance (excluding deferred revenue) as of the closing date of the Merger is less than $18,250,000;

•	The number of shares of the Company’s outstanding common stock must not exceed 4,945,085 plus any shares issued as a result of the exercise of Company stock options outstanding as of June 4, 2003;

•	The number of Company stock options outstanding on the date of the closing of the Merger must not exceed 2,449,914 minus the number of stock options properly exercised after June 4, 2003; and

•	Battery shall have received from the Company at least three (3) business days prior to the closing of the Merger a written statement of the estimated third party expenses (upon which the final per share consideration adjustment, if any, will be based).

•	Conditions to the Company’s Obligation to Complete the Merger:

•	The representations and warranties made by Battery Holding Co. and Merger Sub in the Merger Agreement must be true and correct in all material respects on the date of the closing of the Merger;

•	Battery Holding Co. must have performed or complied with all of its obligations, covenants and agreements under the Merger Agreement on or before the date of the closing of the Merger; and

•	Battery Holding Co. and Merger Sub shall have delivered to the Company copies of resolutions adopted by the Board of Directors of Battery Holding Co. and Merger Sub authorizing the transactions contemplated by the Merger Agreement certified as of the closing of the Merger by the secretary of Battery Holding Co. and Merger Sub, as applicable, as being true, correct and complete.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the date of the closing of the Merger:

•	by written consent of all parties duly authorized by their respective Boards of Directors;

•	by Battery Holding Co. or the Company if any court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action is or shall have become non-appealable (and the terminating party shall have used reasonable best efforts to prevent the entry of such order and provided that the right to terminate shall not be available to any party who has not complied with its obligations under the provisions of the Merger Agreement and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

•	by either Battery Holding Co. or the Company if the Merger has not been consummated by September 30, 2003 (unless the failure to consummate the Merger is attributable to a willful and material breach of the Merger Agreement on the part of the party seeking to terminate the Merger Agreement);

•	by Battery Holding Co. if there shall have been a breach or failure to perform by the closing date, any covenant or agreement that causes any condition precedent to Battery Holding Co.’s obligations as set forth in the Merger Agreement not to be satisfied, which has not been waived in writing by Battery Holding Co.;

•	by the Company if there shall have been a breach or failure to perform by the closing date, any covenant or agreement that causes any condition precedent to the Company’s obligations as set forth in the Merger Agreement not to be satisfied, which has not been waived in writing by the Company;

•	by Battery Holding Co. if the Company’s Board of Directors shall have (i) failed to recommend approval of the Merger Agreement and the Merger in this proxy statement or withdrawn or modified their recommendation of the Merger or the Merger Agreement, (ii) endorsed, approved or recommended any other acquisition proposal, (iii) resolved to do any of the foregoing or (iv) failed to reconfirm its recommendation of the Merger Agreement or the Merger within ten (10) business days after Battery Holding Co. requests in writing that the Board of Directors of the Company do so;

•	by the Company if (i) the Board of Directors of the Company has received a Superior Proposal, (ii) the Company has complied with all the provisions of the Merger Agreement applicable to its response to the Superior Proposal, (iii) the Board of Directors of the Company determines, in its good faith judgment, after consultation with and advice from outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties and (iv) the Company contemporaneously pays to Battery Holding Co. the Termination Fee described below;

•	by Battery Holding Co. if (i) the Company shall breach any of its representations, warranties or covenants made on the date of execution of the Merger Agreement to the extent that would, taken individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, taken as a whole, and such breach shall not have been cured within five (5) business days of receipt by the Company of written notice of such breach or (ii) the Company updates its representations and warranties and such modifications reflects facts or circumstances which should have been disclosed in the Disclosure Schedule on the date of execution of the Merger Agreement which in the reasonable judgment of Battery Holding Co., taken individually or in aggregate, would have a material adverse effect on the Company;

•	by Battery Holding Co. if (i) the Company shall have entered into a definitive agreement with respect to an acquisition proposal; (ii) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by Battery Holding Co. or an affiliate of Battery Holding Co.) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or (iii) for any reason the Company fails to call a shareholders meeting to vote on the Merger by August 1, 2003 (subject to adjustment based on SEC review of this Proxy Statement); or

•	by either the Company or Battery Holding Co. if at the Shareholders Meeting, the requisite vote of the Shareholders of the Company in favor of the Merger shall not have been obtained.

Effect of Termination

In the event of termination of the Merger Agreement, the Merger Agreement shall become void and there shall be no liability or further obligation on the part of the Company or Battery Holding Co. or their respective officers or directors, however, nothing shall relieve any party from liability for any willful and knowing breach of the Merger Agreement, in which case the terminating party shall retain its rights against such other party in respect of such other party’s breach.

If this Agreement is terminated for any of the following reasons, the Company will pay to Battery Holding Co. the amount of $1,500,000 by wire transfer of immediately available funds on such date of the termination of the Merger Agreement or within five (5) business days of such fee becoming due and payable, as applicable:

•	If Battery Holding Co. has terminated the Agreement because the Company’s Board of Directors has (i) failed to recommend approval of the Merger Agreement and the Merger in this proxy statement or withdrawn or modified their recommendation of the Merger or the Merger Agreement, (ii) endorsed, approved or recommended any other acquisition proposal, (iii) resolved to do any of the foregoing or (iv) failed to reconfirm its recommendation of the Merger Agreement or the Merger within ten (10) business days after Battery Holding Co. requests in writing that the Board of Directors of the Company do so;

•	If Battery Holding Co. has terminated the agreement because (i) the Company has entered into a definitive agreement with respect to an acquisition proposal; (ii) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by Battery Holding Co. or an affiliate of Battery Holding Co.) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or (iii) for any reason the Company fails to call a shareholders meeting to vote on the Merger by August 1, 2003 (subject to adjustment based on SEC review of this Proxy Statement);

•	If Battery Holding Co. or the Company has terminated this Agreement because there has been a breach or failure by the Company to perform by the closing date, any covenant or agreement that causes the approval of the Shareholders not to be obtained;

•	If the Company has terminated this Agreement because the Board of Directors of the Company has received and accepts a Superior Proposal; or

•	If either Battery Holding Co. or the Company has terminated this Agreement because the Merger has not been consummated by September 30, 2003, and if prior to such termination the Company has received an acquisition proposal and consummates such transaction within twelve (12) months of the termination date of this Merger Agreement.

Expenses

Battery shall pay the fees and expenses of Battery and its representatives incurred in connection with the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including without limitation, the fees of all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third party representatives of Battery; provided, that:

•	If the Merger Agreement has been terminated by Battery Holding Co. because there has been a breach or failure to perform by the closing date, any covenant or agreement of the Company that causes any condition precedent to Battery Holding Co.’s obligations as set forth in the Merger Agreement not to be satisfied, which has not been waived in writing by Battery Holding Co. (other than a breach or failure resulting in not obtaining Shareholder approval), the Company shall reimburse Battery for its documented out-of-pocket expenses with respect to the Merger Agreement and related transactions, not exceeding $1,000,000 in the aggregate;

•	If the Merger Agreement has been terminated by Battery Holding Co. because (i) there has been a breach by the Company of any of its representations, warranties or covenants made on the date of execution of the Merger Agreement to the extent that would, taken individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, taken as a whole, and such breach shall not have been cured within five (5) business days of receipt by the Company of written notice of such breach or (ii) the Company updates its representations and warranties and such modifications reflects facts or circumstances which should have been disclosed in the Disclosure Schedule on the date of execution of the Merger Agreement which in the reasonable judgment of Battery, taken individually or in aggregate, would have a material adverse effect on the Company), the Company shall reimburse Battery for its documented out-of-pocket expenses with respect to the Merger Agreement and related transactions, not exceeding $1,000,000 in the aggregate; and

•	If the Merger Agreement has been terminated by either the Company or Battery if at the Shareholders Meeting, the requisite vote of the Shareholders of the Company in favor of the Merger is not obtained, the Company shall reimburse Battery for fifty percent (50%) of its documented out-of-pocket expenses with respect to the Merger Agreement and related transactions, not exceeding $1,000,000 in the aggregate.

The Company shall pay the fees and expenses of the Company and its representatives incurred in connection with the execution, delivery and performance of the Merger Agreement, including, without limitation, the fees of UBS Securities and all other legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third party representatives of the Company.

Amendments

The Merger Agreement may be amended by the parties at any time before or after any required approval of the Merger Agreement by the Shareholders; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the Shareholders without the further approval of the Shareholders.

THE VOTING AGREEMENT

In order to induce Battery to enter into the Merger Agreement, certain officers and directors agreed, pursuant to a written Voting Agreement, to vote a collective 153,400 shares of Common Stock in favor of approval of the Merger Agreement and the Merger and against any competing acquisition proposal or action, agreement, amendment or other proposal or transaction which would impede, interfere with, delay or attempt to frustrate, prevent or nullify the Merger Agreement or the Merger. The shares subject to the Voting Agreement constitute approximately 3.1% of the voting power of the outstanding shares of Company Common Stock.

Nothing in the Voting Agreement shall prohibit, prevent or preclude any Shareholder from taking or not taking any action in his or her capacity as an officer or director of the Company to the extent permitted by the Merger Agreement. In addition, the Shareholders party to the Voting Agreement agreed, subject to specified exceptions, not to sell or otherwise transfer the Shares subject to the Voting Agreement and not to take any action that would interfere with their performance under the Voting Agreement. The Voting Agreement terminates either at the time the Merger becomes effective or at the time the Merger Agreement is terminated in accordance with its terms.

CERTAIN INFORMATION CONCERNING THE COMPANY

General

The Company, headquartered in Indianapolis, Indiana, develops, markets, licenses and supports comprehensive enterprise software for small and midsize manufacturers engaged in engineer-to-order, make-to-order, assemble-to-order, make-to-stock and mixed styles of production. The Company’s principal product, the Made2Manage® Enterprise Business System, provides fully integrated solution automating major business processes used by manufacturers, from selling and design, to manufacturing and distribution, finance and human resources, and customer service and support.

The Company was incorporated in the State of Indiana in 1986. The Company became publicly held in 1997. The principal executive offices of the Company are located at 450 E. 96th Street, Suite 300, Indianapolis, IN 46240 and its telephone number is (317) 249-1200.

Share Ownership

Based on information (i) reported to the Company, (ii) reported to Nasdaq on Schedule 13(f) or (iii) filed with the Securities and Exchange Commission on Schedule 13(g), as of June 2, 2003, the beneficial owners of more than 5% of the Company’s Outstanding Common Stock are as follows:

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
KeyCorp(1)	736,975	14.9%
AWM Investment Company, Inc.(2)	511,800	10.3%
Entities Affiliated with J.P. Morgan Chase & Co., Inc.(3)	486,617	9.8%
WM Advisors, Inc.(4)	445,898	9.0%
Dimensional Fund Advisors, Inc.(5)	303,100	6.1%

(1)	Consists of 473,875 shares of Common Stock owned by Victory Capital Management and 263,100 shares owned by McDonald Investments. The address for KeyCorp is 127 Public Square, Cleveland, OH 44114.
(2)	Consists of 402,600 shares of Common Stock owned by Special Situations Fund III, L.P. and 109,200 shares of Common Stock owned by Special Situations Cayman Fund, L.P. The address of the aforementioned entities is 153 East 53rd Street, 55th Floor, New York, NY 10022.
(3)	Consists of 388,951 shares of Common Stock owned by H&Q London Ventures and 97,666 shares of Common Stock owned by Hambrecht & Quist California. All of the aforementioned entities (the “Entities Affiliated with J.P. Morgan Chase & Co., Inc.”) are controlled, directly or indirectly, by J.P. Morgan Chase & Co., Inc. The address of the aforementioned entities is 550 Mission Street, San Francisco, CA 94105.
(4)	The address for WM Advisors, Inc. is 1201 Third Avenue, 22nd floor, Seattle, WA 98101-3000.
(5)	The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

The following table shows the amount of Common Stock of the Company beneficially owned (unless otherwise indicated) by the Company’s directors, the executive officers of the Company and the directors and executive officers of the Company as a group, as of June 2, 2003.

Name (1)(2)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding (1)(3)
Michael P. Cullinane(4)	40,000	*
Timothy A. Davenport(5)	15,000	*
Richard G. Halperin(4)	52,900	1.1%
Rudolf J. Herrmann(6)	10,400	*
David B. Wortman(7)	708,400	12.5%
Traci M. Dolan(8)	192,500	3.7%
Samuel J. Amore(9)	85,000	1.7%
Scott M. Heil(10)	30,000	*
Gary W. Rush(11)	281,000	5.4%
Joseph S. Swern(12)	209,500	4.1%
Raymond L. Vallillo(13)	89,400	1.8%
Katherine L. Kinder(14)	56,000	1.1%
All directors and executive officers as a group(15)	1,770,100	26.4%

*	Less than 1% of outstanding Common Stock.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Total outstanding shares of common stock as of June 2, 2003 were 4,945,085.
(2)	The business address of all directors and executive officers is in care of Made2Manage Systems, Inc., 450 E. 96th Street, Suite 300, Indianapolis, IN 46240
(3)	Assumes the full and complete vesting of all options granted to officers and directors as a result of the execution of the Merger Agreement and the delivery of a vesting notice to option holders, on or about June , 2003, with respect thereto.
(4)	Includes 40,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 15,000 are priced less than $5.70 per share and 25,000 are priced more than $5.70 per share.
(5)	Includes 15,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 10,000 are priced less than $5.70 per share and 5,000 are priced more than $5.70 per share.
(6)	Includes 10,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 10,000 are priced less than $5.70 per share and 0 are priced more than $5.70 per share.
(7)	Includes 610,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 290,000 are priced less than $5.70 per share and 320,000 are priced more than $5.70 per share. Does not include 7,000 shares held by Mr. Wortman’s children, as to which shares Mr. Wortman disclaims beneficial ownership.
(8)	Includes 190,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 100,000 are priced less than $5.70 per share and 90,000 are priced more than $5.70 per share.
(9)	Includes 85,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 75,000 are priced less than $5.70 per share and 10,000 are priced more than $5.70 per share.
(10)	Includes 30,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 30,000 are priced less than $5.70 per share and 0 are priced more than $5.70 per share.
(11)	Includes 257,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 132,000 are priced less than $5.70 per share and 125,000 are priced more than $5.70 per share.
(12)	Includes 199,500 shares of Common Stock issuable upon the exercise of all outstanding options of which 94,500 are priced less than $5.70 per share and 105,000 are priced more than $5.70 per share.
(13)	Includes 89,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 45,000 are priced less than $5.70 per share and 44,000 are priced more than $5.70 per share.

(14)	Includes 51,000 shares of Common Stock issuable upon the exercise of all outstanding options of which 35,500 are priced less than $5.70 per share and 15,500 are priced more than $5.70 per share.
(15)	Includes 1,616,500 shares of Common Stock issuable upon the exercise of all outstanding options of which 852,000 are priced less than $5.70 per share and 764,500 are priced more than $5.70 per share.

CERTAIN INFORMATION CONCERNING BATTERY

Battery Ventures VI, L.P. is a leading venture capital firm focused on investing in technology companies at all stages of growth. With a team of over 30 experienced investment professionals, Battery Ventures leverages its people, expertise and capital to actively guide companies to category dominance. The firm has invested in over 160 technology companies worldwide across the communications, software, infrastructure, and media and content industries. From its offices in Wellesley, Massachusetts and San Mateo, California, the partnership manages over $1.8 billion in committed capital. The firm’s exceptionally strong investment returns have given it one of the best track records in the industry.

BV Holding Company, Inc., a subsidiary of Battery Ventures VI, L.P., was organized under the laws of the State of Delaware in May, 2003. Scottsdale Merger Sub, Inc. was organized in May, 2003 under the laws of the State of Indiana for the purpose of engaging in a business combination with the Company. Scottsdale Merger Sub, Inc. is a wholly-owned subsidiary of BV Holding Company, Inc. Scottsdale Merger Sub, Inc. has not, and is not expected to, engage in any business other than in connection with its organization and the Merger. Its principal executive offices are located at 20 William Street, Suite 200 Wellesley, Massachusetts, 02481, and its telephone number is (781) 577-1000.

CERTAIN LEGAL MATTERS

General

Except as set forth in this Proxy Statement there are no licenses or regulatory permits that are material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Merger as contemplated by the Merger Agreement, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the Merger as contemplated by the Merger Agreement. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The parties’ respective obligations to complete the Merger are subject to certain conditions which may be applicable under such circumstances. See “The Merger Agreement — Conditions to the Merger.”

Pending Litigation

The Company is not party to any material legal proceedings.

State Takeover Statutes

The Company has affirmatively elected in its Articles of Incorporation to be subject to the provisions of the Indiana Control Share Acquisitions Statute (codified at IC 12-1-42 et. seq.) and the Indiana Business Combination Statute (codified at IC 23-1-43 et. seq.). Because the Company is an issuing public corporation, the Merger will be effected in compliance with IC 23-1-40. Because the Company is a party to the Merger Agreement, the Merger transaction does not constitute a control share acquisition and the Indiana Control Share Acquisitions Statute will not apply. As the Merger and the transactions contemplated by the Merger

Agreement have been approved by the Board of Directors of the Corporation before the consummation of the Merger, the provisions of the Indiana Business Combination Statute do not apply to the transactions contemplated by the Merger Agreement.

In addition to Indiana, a number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Company does not believe that any of these laws will, by their terms, apply to the Merger and generally does not expect that the parties to the Merger Agreement will comply with any such laws. Should any person seek to apply any state takeover law, the Company and Battery will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, Battery might be required to file certain information with, or receive approvals from, the relevant state authorities. The Company might also be required to take certain steps to comply with such laws. In addition, if enjoined, the parties might be delayed in consummating the Merger. In such case, the Company and Battery may not be obligated to complete the Merger. See “The Merger Agreement—Conditions to the Merger.”

Other Foreign Approvals

The Company also owns property and conducts business in Canada, the United Kingdom and Israel. In connection with the consummation of the Merger, the laws of these jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in these jurisdictions. Each governmental authority might attempt to impose additional conditions on the Company’s operations conducted within its jurisdiction as a result of the Merger. The Company is not aware of any required approvals from the governmental authorities in these jurisdictions or any filings of information that have not been made. However, there can be no assurance that the Company or its subsidiaries will be able to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any of its subsidiaries after the Merger.

CERTAIN UNITED STATES INCOME TAX CONSEQUENCES

General

The receipt of cash by Shareholders pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and may also be a taxable transaction to Shareholders under applicable state, local or foreign income tax laws.

Generally, for U.S. federal income tax purposes, a Shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Shareholder pursuant to the Merger and the aggregate adjusted tax basis in the Shares exchanged by the Shareholder pursuant to the Merger. If Shares are held by a

Shareholder as capital assets within the meaning of Section 1221 of the Code, gain or loss recognized by such Shareholder will be capital gain or loss, which will be long-term capital gain or loss if such Shareholder’s holding period for the Shares exceeds one year. In the case of a non-corporate Shareholder, any long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

The following discussion may not be applicable: with respect to certain members of management who continue to participate in the ownership of the Company; with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation; or with respect to holders of Shares who are subject to special tax treatment under the Code such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

THIS DISCUSSION IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. SHAREHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Backup Withholding

Certain non-corporate Shareholders of the Company may be subject to backup withholding at a 28% rate on cash payments received in connection with the Merger. Backup withholding will not apply, however, to a Shareholder who (1) furnishes a correct taxpayer identification number and certifies that such Shareholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form, (2) provides a certification of foreign status on the applicable Internal Revenue Service Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

If a Shareholder does not provide a correct taxpayer identification number, such Shareholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a Shareholder’s U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the Shareholder by filing a U.S. federal income tax return. Shareholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In considering the recommendation of the Board of Directors that Shareholders vote in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement, Shareholders should be aware that some of the Company’s directors and executive officers may have interests in the Merger that are in addition to the interests of Shareholders, generally. The Board of Directors was aware of and considered these interests in approving the Merger Agreement and the Merger.

Indemnification of Officers and Directors

The Merger Agreement provides that the right of indemnification for acts and omissions occurring before the closing date of the Merger and existing in favor of the directors and officers of the Company will continue to the fullest extent permissible under applicable law and the Surviving Corporation’s articles of incorporation and bylaws.

Directors’ and Officers’ Insurance

The Merger Agreement requires Battery Holding Co. to keep in effect for six (6) years after the closing of the Merger, directors’ and officers’ liability insurance policies (through the continuation or endorsement of the Company’s existing policy or the purchase of a “tail-end” rider permitted by such policy) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies on the terms (including the amounts of coverage and amounts of deductibles, if any) now applicable to them.

Stock Options

As of the date hereof, options to purchase 2,449,914 shares of the Company Common Stock are outstanding, all of which will be fully vested and exercisable prior to the closing of the Merger. These options were issued under the Made2Manage Systems, Inc. Stock Option Plan adopted in 1990 and the Made2Manage Systems, Inc. 1999 Stock Option Plan. These plans provide that upon the occurrence of a merger of the Company into and with another party, the options issued under the plan will fully vest and become immediately exercisable for a prescribed period after notice of such acceleration and exercise period is sent by the Company. In light of such provision, the Company will provide notice to all option holders that their options will be fully exercisable for the period determined by the Company and set forth in such notice. Except pursuant to the alternative election described below, any options are not exercised during such period shall terminate upon the expiration of such period and be of no further force and effect.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding stock option to purchase shares of Company Common Stock held by a current or former employee or director of the Company granted under the stock option plans will be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such stock option, and (ii) the excess, if any, of $5.70 over the exercise price per share specified in such stock option (reduced by the amount of withholding or other taxes required to be withheld and adjusted for a prorata portion of the transaction expenses of the Company to the extent such expenses are less than or greater than $2,000,000). In lieu of requiring the holders to exercise their options and surrender the issued Shares in exchange for the merger consideration, the Company will provide an election to each holder allowing them to surrender their right to exercise their option and receive the option consideration in exchange for their options.

The options to purchase 1,616,500 shares of Company Common Stock are held by twelve (12) executive officers and directors of the Company. There is one option for 4,500 shares that is exercisable for $0.40 per share, and given the consideration per Share payable in the Merger, the value for the officer holding this option will be $5.30 per share (subject to adjustment as set forth in this Proxy Statement). The remaining exercise prices range from $2.84 per share to $13.22 per share. Given the consideration per Share payable in the Merger, the value of these stock options to the executive officers and directors ranges from $0 per share to $2.86 per share (subject to adjustment as set forth in this Proxy Statement).

Employment Arrangements

At the effective time of the merger, the current officers of Made2Manage will be the officers of the surviving company, and each officer shall serve until the earlier of his resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

Salary Continuation Agreements

The Company’s Board of Directors has approved and adopted the Made2Manage Executive Salary Continuation Plan (the “Salary Continuation Plan”). Pursuant to the terms of the Salary Continuation Plan, the Company has entered into agreements (which will be honored by the Surviving Corporation without modification at the closing of the Merger) with Mr. David B. Wortman and each of the Vice Presidents of the Company pursuant to which each of them will receive certain salary continuation payments in the event their employment with the Company is terminated within twelve (12) months of a change in control or ownership of the Company. Per the Salary Continuation Plan, Mr. Wortman would be entitled to a continuation of his salary for eighteen (18) months, Ms. Traci M. Dolan would be entitled to a continuation of her salary for twelve (12) months and each of the remaining Vice Presidents would be entitled to a continuation of their salaries for six (6) months.

SUBMISSION OF SHAREHOLDER PROPOSALS

The next annual meeting of the Shareholders will be held on or about April     , 2004, if the Merger is not completed by that time. No annual meeting will be held if the Merger is completed prior to that date. Shareholders wishing to have a proposal included in the Board of Directors’ 2004 Proxy Statement for such annual meeting are required to submit proposals so that the Secretary of the Company would receive them no later than November 15, 2003. To submit a proposal, a Shareholder must comply with the procedures prescribed in SEC Rule 14a-8, must have been a record or beneficial owner of Company Common Stock having a market value of at least $2000 for a period of at least one (1) year prior to submitting the proposal, and the Shareholder must continue to hold the Shares through the date on which the meeting is held. The Company’s Bylaws set forth certain information requirements for Shareholders’ proposals and nominations of directors.

The proxy solicited by the Board of Directors for the Annual Meeting, if any, will confer discretionary authority to vote on any Shareholder proposal presented at the Annual Meeting, unless the Company was provided with notice of such proposal no later than November 15, 2003.

CERTAIN FINANCIAL INFORMATION

Certain information regarding the Company is incorporated herein by reference to the Company’s previous filings with the Commission. Those filings are listed under “Incorporation of Certain Information by Reference” below. The financial data contained in such incorporated documents should be read in conjunction with the financial statements that are included in the Company’s prior filings with the Commission and any filings with the Commission by the Company following the date hereof. The results for any periods for which financial data is incorporated herein are not necessarily indicative of the results expected for any other periods.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the Commission’s Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company Common Stock is quoted on the Nasdaq National Market System.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Proxy Statement incorporates by reference documents relating to the Company that are not presented herein or delivered herewith. Such documents, excluding exhibits unless specifically incorporated therein, are available without charge to any person, including beneficial owners of Shares to whom this Proxy Statement is delivered, upon written or oral request to Traci M. Dolan, Secretary, Made2Manage Systems, Inc., 450 E. 96th Street, Suite 300, Indianapolis, IN 46240, telephone number (317) 249-1200. Requested documents will be mailed by first class mail or other equally prompt means within one business day of receipt of the request. In order to ensure timely delivery of the documents prior to the Special Meeting, any request should be made by July     , 2003.

The Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed on February 28, 2003 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, as filed on May 14, 2003 will be mailed to each Shareholder along with this Proxy Statement on or about June     , 2003.

The following documents filed with the Commission by the Company under the Exchange Act under File Number 0-23459 are incorporated herein by reference:

Annual Report on Form 10-K	Fiscal year ended December 31, 2002 as filed on February 28, 2003

Quarterly Report on Form 10-Q	Quarterly Report for the quarterly period ended March 31, 2003, as filed on May 14, 2003.

Quarterly Report on Form 10-Q/A	Amendment to Quarterly Report for the quarterly period ended March 31, 2003, as filed on May 14, 2003.

Current Report on Form 8-K	Current Report filed on April 18, 2003.

Current Report on Form 8-K	Current Report filed on June 9, 2003.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to the Company contained in this Proxy Statement does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed documents incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Any statements contained in this Proxy Statement involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

BY ORDER OF THE BOARD OF DIRECTORS

Traci M. Dolan

Secretary, Treasurer, Chief Financial Officer and Vice

President

Dated: June         , 2003

Annex A—Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

among

BV HOLDING COMPANY, INC.,

SCOTTSDALE MERGER SUB, INC.

and

MADE2MANAGE SYSTEMS, INC.

Dated as of June 4, 2003

EXHIBITS
Exhibit A	Software Products
Exhibit B	Form of Ice Miller Opinion

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made as of June 4, 2003, by and among Made2Manage Systems, Inc., an Indiana corporation (the “Company”), on the one hand, and BV Holding Company, Inc., a Delaware corporation (“Buyer”), and Scottsdale Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), on the other hand.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of each of Merger Sub and the Company (collectively referred to as the “Constituent Corporations”) deem it advisable and in the best interests of the Constituent Corporations and the shareholders of the Constituent Corporations that Merger Sub merge with and into the Company, in accordance with and subject to the conditions set forth in this Agreement (the “Merger”); and

WHEREAS, the parties to this Agreement contemplate that Buyer will acquire all of the outstanding shares of common stock, no par value, of the Company (“Company Common Stock”) through a reverse subsidiary merger of Merger Sub with and into the Company; and

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Buyer and Merger Sub to enter into this Agreement, certain holders of the Company Common Stock have entered into a voting agreement, as of the date hereof, to, among other things, vote their shares of Company Common Stock to approve this Agreement and the Merger;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms have the following meanings (such meanings to be applicable to both the singular or plural forms thereof):

“Acquisition Proposal” is defined in Section 7.3(b).

“Affiliate” means a Person who, with respect to another Person, Controls, is Controlled by or is under common Control with such other Person.

“Agreement” is defined in the first paragraph of this Agreement.

“Business” means the Company’s business of developing, marketing, licensing, selling, distributing, supporting or otherwise using all or any aspect of the Software Products, the Documentation, the Website, and the Other Products and providing the Services, and/or any aspect or part thereof.

“Business Software” means all Software owned by the Company, excluding the Software Products. All such Software licensed by the Company is in support of the Business.

“Buyer” is defined in the first paragraph of this Agreement.

“Closing” is defined in Section 2.4.

“Closing Balance Sheet” means the balance sheet of the Company prepared in accordance with GAAP consistently applied as of the close of business on the date that is five (5) business days prior to the Closing Date.

“Closing Date” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

“Company” is defined in the first paragraph of this Agreement.

“Company Acquisition Transaction” is defined in Section 7.3(a).

“Company Certificates” is defined in Section 4.2(b).

“Company Common Stock” is defined in the recitals.

“Company Plans” is defined in Section 8.9.

“Company Preferred Stock” is defined in Section 5.3.

“Company SEC Reports” is defined in Section 5.6(a).

“Company Stock Option” is defined in Section 4.5.

“Confidentiality Contract” is defined in Section 5.10(b).

“Constituent Corporations” is defined in the recitals.

“Contract” means any written or oral agreement, contract, lease, sublease, instrument, note, option, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity interests, as an officer, director, trustee or executor, by contract or otherwise. Any Person who, directly or indirectly, owns or controls at least 10% of the voting power or value of equity interests in any other Person shall, for purposes of this Agreement, be conclusively deemed to have control of such Person.

“Copyrights” means all domestic and foreign copyright interests in any original work of authorship fixed in a tangible medium of expression, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalents, applications for registration or foreign equivalents, all moral rights, all common-law copyright rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.

“Disclosure Schedule” is defined in the introductory paragraph to Article 5.

“Documentation” means, collectively, if any, all programmers’ notes or logs, source code annotations, user guides, manuals, instructions, forms, software architecture designs, layouts, and other designs, plans, drawings, documentation or materials that relate to any aspect of the Software Products, the Other Products or otherwise with respect to the Owned Intellectual Property, in tangible form.

“Effective Time” is defined in Section 2.2.

“Employee Plans” is defined in Section 5.16(a).

“Encumbrance” means any lien, pledge, collateral assignment, hypothecation, charge, mortgage, security interest, title retention, conditional sale or other security arrangement, adverse claim of title, ownership or right to use or other encumbrance of any kind whatsoever.

“Environmental Law” means any Legal Requirement relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

“ERISA” is defined in Section 5.16(a).

“ERISA Affiliate” is defined in Section 5.16(a).

“Estimated Third Party Expenses” shall mean the Company Third Party Expenses (as defined in Section 14.4) of the Company on the Closing Date as estimated by the Company in good faith and based upon reasonable assumptions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 4.2(a).

“Family Member” means, with respect to an individual, such individual’s spouse, child (including a stepchild or adopted child), grandchildren or parent and each trust, family limited partnership or other Person created for the primary benefit of any one or more of them.

“Final Per Share Price” means five dollars and seventy cents ($5.70) per share of Company Common Stock issued and outstanding immediately prior to the Effective Time plus or minus the Total Consideration adjustment (pro rated on a per share basis) set forth in Section 13.4, if any.

“Financial Statements” is defined in Section 5.6(a).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authorization” means any permit, registration, qualification or authorization granted or issued by a Governmental Entity.

“Governmental Entity” means any federal, state, local or foreign governmental authority.

“IBCL” means the Indiana Business Corporation Law, as amended.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Documentation, Inventions, Know-How, Software, Trade Secrets, Website, and internet domain name registrations.

“Indemnified Parties” has the meaning defined in Section 8.7(a).

“Intellectual Property Rights” means, collectively, (a) all rights in, to or related or associated in any manner with the Intellectual Property or any aspect or part thereof owned by or licensed to the Company or to which the Company has any rights, and (b) all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement thereof.

“Inventions” means novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable.

“Know-How” means scientific, engineering, financial, marketing, practical or other knowledge or experience useful in the operation of the Business.

“Knowledge,” means, with respect to any Person that is (i) an individual, the actual knowledge (assuming due inquiry) of such Person or (ii) an entity, the actual knowledge (assuming due inquiry) of the officers, directors or other personnel of such entity

“Leases” is defined in Section 5.11(c).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding or hearing conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means laws, statutes, ordinances, rules, regulations, decrees, writs, injunctions, judgments, rulings and or orders adopted or promulgated by any Governmental Entity.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement, action or governmental order and those arising under any Contract.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company for inclusion in or integration with the Software Products, but excluding the Reseller Intellectual Property.

“Material Adverse Effect (or Change)” means, with respect to any Person (or group of Persons taken as a whole), any event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter has or could reasonably be expected to have a material adverse effect (or change) on the business, financial condition, properties, assets, liabilities or results of operations of such Person (or group of Persons, as applicable) taken individually or as a whole. Without limiting the generality of the foregoing, if the working capital of the Company (calculated as the difference between the Company’s current assets and current liabilities, excluding deferred revenue) as of the date of, and as reflected on, the Closing Balance Sheet is less than $18,250,000, then a Material Adverse Effect (and Change) with respect to the Company shall be deemed to have occurred for all purposes under this Agreement.

“Material Contracts” means Contracts of the Company that are material to the Company and includes:

(i) any guaranty or suretyship, indemnification or contribution agreement or letter of credit, pledge, bond or similar arrangement given by or running to the account of the Company;

(ii) any Contract relating to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services, excluding, however, any such Contract made in the ordinary course of business that involves revenues or expenditures of less than $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts;

(iii) any labor or collective bargaining Contract;

(iv) any Contract obligating the Company to refrain from (a) competing with any business, (b) conducting business in any particular jurisdiction, or (c) conducting any business with certain parties or that otherwise restrains or prevents the Company from carrying on any lawful business, including the Business;

(v) any employment, consulting or compensation Contract;

(vi) any Contract with any shareholder of the Company, any Affiliate of the Company or any Affiliate or Family Member of any shareholder of the Company;

(vii) any Contract, not otherwise terminable by the Company without penalty or loss, for capital expenditures or the acquisition or construction of fixed assets or in respect of any real property involving payments in excess of $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts;

(viii) any Contract creating any Encumbrance (other than Permitted Encumbrances) on any of the Company’s assets;

(ix) any joint venture or partnership Contract;

(x) any Contract relating to indebtedness for borrowed money or money lent to another;

(xi) any Contract evidencing an interest in, or any Contract to purchase or sell, real property;

(xii) any Contract with a dealer or sale or commission agent, public relations or advertising agency, accountant or attorney;

(xiii) any franchise, dealership, distributorship, marketing, sales, agency or other similar Contract;

(xiv) any Contract relating to the lease of real or personal property, whether the Company is a lessor, lessee, sublessor or sublessee, involving payments of in excess of $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts;

(xv) any Contract for the acquisition of services, supplies, equipment or other personal property entered into other than in the ordinary course of business and involving more than $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts;

(xvi) any Contract relating to Intellectual Property, Intellectual Property Rights or any Intellectual Property License;

(xvii) any Contract involving a power of attorney;

(xviii) any other Contract that involves either an unperformed commitment in excess of $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts or that cannot be terminated on less than 12 month’s notice;

(xix) any Contract with any Governmental Entity;

(xx) any supply or requirements Contract; and

(xxi) any other Contract involving payments in excess of $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts.

“Merger” is defined in the recitals.

“Merger Consideration” is defined in Section 4.1(a).

“Merger Filing” is defined in Section 2.2.

“Merger Sub”is defined in the first paragraph of this Agreement.

“Option Consideration” is defined in Section 4.5.

“Option Plan” is defined in Section 4.5.

“Other Products” means the tangible products (other than tangible embodiments of the Software) sold or otherwise distributed by the Company.

“Owned Intellectual Property” is defined in Section 5.10(c).

“Patents” means and includes all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom, as well as any division, continuation or continuation in part, reissue, extension, reexamination certification, revival or renewal of any patent, and all Inventions and subject matter related to such patents and patent applications, in any and all forms.

“Pension Plans” is defined in Section 5.16(d).

“Permitted Encumbrances” means Encumbrances (i) for Taxes not yet due and payable, to the extent that adequate reserves therefor have been provided for in the Company Balance Sheet as defined in Section 5.7; (ii) for statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business of the Business securing payments not yet due and payable; and (iii) with respect to such other imperfections or irregularities of title, if any, as (in the case of clause (ii) and clause (iii)) (A) are not substantial in character, amount or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the normal operations of the Business.

“Person” means any individual, corporation, partnership, joint venture, estate, trust, company (including limited liability company and joint stock company), association, organization, firm, enterprise or other entity or any Governmental Entity.

“Potential Acquiror” is defined in Section 7.3(b).

“Proxy Statement” is defined in Section 8.3(a).

“Representatives” of a Person means the officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives of that Person.

“Required Consents” is defined in Section 5.5(b).

“Reseller Intellectual Property” means the Intellectual Property license and rights granted by a third party to the Company for Software owned by that third party for resale by the Company in connection with the Software Products. The Reseller Products are themselves stand-alone software products.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” means the services provided by the Company to customers and/or other Persons, including maintenance and support services (including software support), training and consulting services.

“Software” means all versions of software (including software programs, objects, modules, routines, algorithms and code, in source code, object code and executable form), machine readable databases and compilations, data structures and all data and collections of data and all content on the internet, and all derivative works of any of such software.

“Software Product” or “Software Products” means the Software products listed in Exhibit A attached hereto and all prior versions and derivations thereof (including, but not limited to, any and all related modifications, error corrections, partial or incomplete releases, updates and derivative works).

“Shareholder Approval” is defined in Section 9.1.

“Shareholders Meeting” is defined in Section 8.3(a).

“Stock Purchase Plan” is defined in Section 4.6.

“Subsidiaries” is defined in Section 5.4.

“Superior Proposal” is defined in Section 7.3(b).

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, estimated, sales, use, ad valorem, personal property, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, capital stock, transfer, registration, value added, premium, property, environmental or windfall profit tax, custom, import, license, duty or other tax assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (federal, state and local, foreign or domestic), and (ii) liability of the Company for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means any national, federal, state, local of foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

“Tax Return” means any return (including any information return) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Total Consideration” means the Merger Consideration plus the Option Consideration, each as defined herein.

“Trade Secrets” means the source code for the Software Products, and any formula, design, device or compilation or other information which is used or held for use by a business, which has independent economic value, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public and which the holder has taken steps to keep confidential. Trade Secrets can include, by way of example, formulas, market surveys, market research studies, customer lists, information contained on drawings and other documents and information relating to research, development or testing.

“Trademarks” means and includes all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans and other indicia of source of goods and services, designs and logotypes related to the above, in any and all forms, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to, intent-to-use applications).

“Updated Disclosure Schedule” is defined in Section 8.8.

“WARN Act” is defined in Section 5.18.

“Website” means all of the data, scripts, information, text and graphics relating to any and all of the Company’s world wide web sites or FTP sites on the internet, including domain names, the structure, sequence and organization of the sites, all text, graphics and other information displayed thereon and the rights owned by or licensed to the Company for any and all Software used by the Company to develop, maintain or enhance such text, graphics and other information displayed thereon.

2. THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time in accordance with the IBCL, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”).

2.2 Effective Time of Merger. The Merger shall become effective (i) upon filing of articles of merger (in such form as required by and executed in accordance with the relevant provisions of the IBCL) with the Secretary of State of the State of Indiana (the “Merger Filing”) or (ii) at such other time as shall be stated in the Merger Filing (such time, the “Effective Time”). The Merger Filing shall be made as soon as practicable after the Closing.

2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises, and all and every other interest, of the Company shall vest in the Surviving Corporation, and all Liabilities of the Company shall become the Liabilities of the Surviving Corporation.

2.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ice Miller, One American Square, Indianapolis, Indiana on a date to be specified by Buyer and the Company, and in any event within two (2) business days after satisfaction or waiver (pursuant to the terms of this Agreement) of the conditions set forth in Sections 9, 10 and 11 of this Agreement (the “Closing Date”).

2.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company (to the extent the Company has separate and continued legal existence), Buyer and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

3. THE SURVIVING CORPORATION

3.1 Articles of Incorporation. As a result of the Merger and at the Effective Time, the Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, except that the corporate name of the Company shall become the corporate name of the Surviving Corporation. After the Effective Time, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by the IBCL.

3.2 Bylaws. As a result of the Merger and at the Effective Time, the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the IBCL.

3.3 Board of Directors. As a result of the Merger and at the Effective Time, the directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, and each director shall serve until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be. As of the Effective Time, each of the directors of the Company (to the extent not effected by operation of law) and its subsidiaries shall resign or be removed from the Board of Directors of the Company and its subsidiaries, respectively.

3.4 Officers. As a result of the Merger and at the Effective Time, the officers of the Company immediately prior to the Effective Time as set forth on Schedule 3.4 shall be the officers of the Surviving Corporation immediately after the Effective Time, and each officer shall serve until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

4. CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

4.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of Buyer, Merger Sub or the Company:

(a) each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 4.1(b)) shall be cancelled and converted into the right, in accordance with the terms of this Agreement, to receive the Final Per Share Price in cash (the “Merger Consideration”), payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such share and such other documents as may be reasonably required in the manner provided in Section 4.2;

(b) any shares of capital stock of the Company held by Company (or held in the Company’s treasury) as of the Effective Time will be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

4.2	Surrender of Certificates.

(a) Prior to the mailing of the Proxy Statement, Buyer shall designate and enter into an agreement with a bank or trust company to serve as exchange agent in the Merger (the “Exchange Agent”). Immediately prior to the Effective Time, Buyer shall make available to the Exchange Agent, pursuant to irrevocable instructions, cash in the amount set forth on Schedule 4.2, and promptly after the Effective Time, Buyer shall make available to the Exchange Agent, pursuant to irrevocable instructions, the balance of cash necessary for the payment of (i) the Merger Consideration as provided in Section 4.1(a) upon surrender as part of the Merger of certificates formerly representing shares of Company Common Stock in the manner provided in Section 4.2(b) and (ii) the Option Consideration as provided in Section 4.5 with respect to the treatment of Company Stock Options. Funds made available to the Exchange Agent shall be invested by the Exchange Agent as directed by Buyer (it being understood that any and all interest or income earned on funds made available to the Exchange Agent pursuant to this Agreement shall be turned over to Buyer).

(b) As promptly as practicable after the Effective Time but in no event more than three (3) business days thereafter, Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer shall reasonably specify, and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration, without any interest thereon. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a check in the amount of the Merger Consideration for each share of Company Common Stock formerly represented thereby to be mailed within ten (10) business days of receipt of such Company Certificate and letter of transmittal, in accordance with Section 4.1(a), and the Company Certificates so surrendered shall be canceled.

(c) Promptly following the date which is six (6) months after the Effective Time, the Exchange Agent shall deliver to Buyer all cash and any documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate shall thereafter look only to Buyer for payment of the Merger Consideration and may surrender such Company Certificate to the Surviving Corporation or Buyer and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Buyer, Merger Sub, the Company or the

Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration deliverable in respect thereof determined in accordance with this Article 4. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver to the Surviving Corporation a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

(e) Except as required by law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate.

(f) All cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article.

(g) The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Legal Requirement, including any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock with respect to which such deduction and withholding was made by the Surviving Corporation.

4.3 Closing of the Company’s Transfer Books. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as shareholders of the Company, except for the right to receive the Merger Consideration pursuant to Section 4.1(a). At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made.

4.4 Dissenters’ Rights. Pursuant to the provisions of §23-1-44-8(b) of the IBCL, the holders of Company Common Stock do not, and shall not, have any dissenters’ rights in connection with the Merger and the consummation of the transactions contemplated by this Agreement.

4.5 Option Plans. Except as otherwise agreed to in writing between the Company and the holder of any Company Stock Option, and as consented to by Buyer, immediately prior to the Effective Time, each then outstanding stock option to purchase shares of Company Common Stock held by a current or former employee or director of the Company (a “Company Stock Option”) granted under the Company’s 1999 Employee Stock Option Plan, as amended or the Made2Mange Systems, Inc. Option Plan, adopted in 1990 (together, the “Option Plan”), whether or not then exercisable, shall, pursuant to the terms of the Option Plan, immediately fully vest and be converted into the right to receive from the Exchange Agent, in full satisfaction of such Company Stock Option, an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option, and (ii) the excess, if any, of the Final Per Share Price over the exercise price per share specified in such Company Stock Option, reduced by the amount of withholding or other Taxes required to be withheld (the

“Option Consideration”). As soon as reasonably practicable following the public announcement of execution of this Merger Agreement, the Company shall provide notice to each Company Stock Option Holder and to the Exchange Agent of (i) the acceleration of vesting of their options, (ii) their right, if any, to receive the payments set forth in this Section 4.5, (iii) their ability to either (A) surrender outstanding, unexercised options held by them for the Option Consideration or (B) elect to exercise such options; and (iv) the termination of all rights under the Company Stock Options upon the expiration of the period set forth therein (which shall be no more than sixty (60) days from the date of such notice). Except as provided herein, the Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall terminate as of the Effective Time and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in the Option Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation. Prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions or take such actions as are necessary (determined by the mutual agreement of Buyer and the Company) to carry out the terms of this Section 5.5. Except for the election described above, no consent or approval of the holders of the Company Stock Options will be required in connection with this Agreement, the Merger or treatment of the Company Stock Options as contemplated hereby.

4.6 Employee Stock Purchase Plan. Immediately following the public announcement of execution of this Merger Agreement, the Made2Manage Systems, Inc. Employee Stock Purchase Plan, effective January 1, 1998 (the “Stock Purchase Plan”), by resolution of the Board of Directors of the Company, shall be suspended in accordance with the terms and conditions thereof and, upon the Closing of the Merger, the Stock Purchase Plan, by resolution of the Board of Directors of the Company, shall be terminated in accordance with the terms and conditions thereof. Upon suspension of the Stock Purchase Plan: (i) no further shares of Company Common Stock shall be purchased by any participant thereunder; (ii) any unused contributions and any undistributed interest, dividends or other amounts allocated to any participant thereunder shall be distributed to such participant; and (iii) certificates for shares of Company Common Stock credited to any participant’s account thereunder shall be issued to the participant to whom such account relates.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Buyer on the date of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Buyer and Merger Sub that the statements contained in this Article 5 (i) are true, correct and complete as of the date of this Agreement and (ii) will be true, correct and complete through the Closing Date, as if made on that date, subject (in the case of this clause (ii) only) to the update right set forth in Section 8.8. Any disclosures made in the Disclosure Schedule shall make explicit reference to the particular representation or warranty (or section of a representation or warranty) as to which exception is taken, which in each case shall constitute the sole representation and warranty (or section of a representation or warranty) as to which such exception shall apply.

5.1 Due Organization and Good Standing of the Company. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed and for which no articles of dissolution have been filed with the State of Indiana, and has the necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and use its assets in the manner in which its assets are currently owned, leased and used. The Company is qualified to do business, and is in good standing, under the laws of each state of the United States and each foreign jurisdiction and political subdivision thereof where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

5.2 Articles of Incorporation, Bylaws and Corporate Records of the Company. The Company has delivered to Buyer or its counsel copies of (a) the Company’s Articles of Incorporation and Bylaws and (b) the minutes and other records of the meetings and other proceedings of the shareholders of the Company, its Board of Directors and all committees of the Board of Directors of the Company for the last five (5) years. All such provided to Buyer or its counsel are true, correct and complete and, if applicable, reflect all amendments made thereto through the date of this Agreement.

5.3 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date hereof: (i) 4,945,085 shares of Company Common Stock are issued and outstanding, all of which are validly issued and are fully paid, non-assessable and free of preemptive rights; (ii) no shares of Company Preferred Stock are issued and outstanding; (iii) no shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company; (iv) 2,449,914 shares of Company Common Stock are reserved for issuance upon exercise of options issued and outstanding pursuant to the Option Plan; and (v) 105,136 shares of Company Common Stock are reserved for future issuance pursuant to the Stock Purchase Plan.

(b) No bonds, debentures or other indebtedness or Contracts of the Company having the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding.

(c) Except as disclosed in Section 5.3(a), there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants or other similar Contract, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered, sold, redeemed or repurchased any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such Contract. Except for that certain Voting Agreement by and among Buyer, the Company and the other parties thereto, dated of even date herewith, there are no voting trusts, proxies or other Contracts or understandings (i) to which the Company is a party or is bound or (ii) to the Knowledge of the Company, between or among any of its shareholders, in either case with respect to the voting of any shares of capital stock of the Company. The Company Common Stock constitutes the only class of equity securities of Company registered or required to be registered under the Exchange Act.

(d) No preemptive rights, rights of first refusal or similar rights exist with respect to the Company Common Stock, and no such rights arise or become exercisable by virtue of or in connection with the transactions contemplated by this Agreement. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) The actions contemplated by Sections 4.5 and 4.6 do not (and will not) violate the terms of the Option Plan and the Stock Purchase Plan, and such actions may be taken without the consent or approval of the participants thereof.

5.4 Subsidiaries. Except as listed in Section 5.4 of the Disclosure Schedule (collectively, the “Subsidiaries”), the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have Control of, any other Person. All of the outstanding shares of capital stock of each such Subsidiary are owned by Company free and clear of all Encumbrances. Except as listed in Section 5.4 of the Disclosure Schedule, the Company is not obligated to make, nor bound by any Contract to make, any investment in or capital contribution in or on behalf of any other Person. The Subsidiaries are legal entities duly organized and in good standing in the jurisdictions listed in Section 5.4 of the Disclosure Schedule, and have the necessary corporate power and authority to conduct their respective businesses in the manner in which their businesses are currently being conducted and to own, lease and use their respective assets in the manner in which their assets are currently owned, leased and used. The Subsidiaries are qualified to do business, and are in good standing, under the laws of each state of the United States and each foreign jurisdiction and political subdivision thereof where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any of the Subsidiaries. Section 5.4 of the Disclosure Schedule briefly describes the operations and property (tangible or intangible) owned and held by the Subsidiaries. As used in the representations and warranties contained in this Article V, and unless the context otherwise requires, the term “Company” shall include the Subsidiaries to the extent of any such operations or with respect to the ownership by the Subsidiaries of any such properties or assets.

5.5 Authority; Non-Contravention; Approvals.

(a) The Company has full corporate power and authority to enter into this Agreement and, subject to the approval of the Company’s shareholders, to consummate the transactions contemplated hereby. This Agreement has been unanimously approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Shareholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Buyer and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Legal Requirements now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Legal Requirement of any Governmental Entity applicable to the Company or any of its properties or assets, or (iii) any Contract to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected; subject in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required of the Persons listed in Section 5.5(b) of the Disclosure Schedule (the “Required Consents”).

(c) Except for (i) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (ii) the Merger Filing, (iii) the Shareholder Approval and (iv) Required Consents, the Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the Company’s execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except where failure to obtain such consents, give notice or filing which would not delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the IBCL and the Company’s Articles of Incorporation, voting together as a class, is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement.

5.6 SEC Reports and Financial Statements.

(a) The Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended (if applicable), complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has made available to Buyer (through reference to documents filed with the SEC through EDGAR or otherwise) correct and complete copies (including all exhibits, post-effective amendments and supplements thereto) of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 2001, and 2002, as filed with the SEC, (ii) proxy and information statements relating to all meetings of its shareholders (whether annual or special) from December 31, 2000 until the date hereof, and (iii) all other reports, including quarterly reports, and registration statements filed by the Company with the SEC since December 31, 2000 (the documents referred to in clauses (i), (ii) and (iii) filed prior to the date of this Agreement and such documents filed with the SEC subsequent to the date of this Agreement and prior to the consummation of the Merger are collectively referred to as the “Company SEC Reports”). As of their respective dates (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2000, 2001, and 2002 and the reviewed (but unaudited) consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (collectively, the “Financial Statements”) have been prepared in accordance with GAAP (except as may be disclosed in the footnotes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of footnotes none of which, individually or in the aggregate, were or are expected to be material in amount or significance).

(b) There are no outstanding loans to any officers, directors or shareholders of the Company nor to any of their respective Affiliates or Family Members.

5.7 Absence of Undisclosed Liabilities. Except as disclosed in the Balance Sheet or in the related Notes to Consolidated Financial Statements included in Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (the “Company Balance Sheet”), the Company has no Liabilities except (a) Liabilities incurred in the ordinary course of business and not required under GAAP to be included in the Company Balance Sheet, and (b) Liabilities which were incurred after March 31, 2003 in the ordinary course of business and consistent with past practices, which in the case of both clause (a) and clause (b) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8 Customers and Vendors.

(a) Section 5.8(a) of the Disclosure Schedule sets forth the name of each customer of the Company who accounted for more than $50,000 of the revenues of the Company for each of the fiscal years ended December 31, 2001 and 2002. To the Knowledge of the Company, the relationships of the Company with its customers are good commercial working relationships. No customer listed in Section 5.8(a) of the Disclosure Schedule has terminated or adversely modified (including decreasing the volume of purchases, other than in the ordinary course of business) such customer’s business relationship with the Company, or given notice to the Company of the termination or substantial decrease of, or of the intent to terminate or substantially decrease, the volume of such customer’s business relationship with the Company, nor does the Company have reason to believe that such action may be contemplated.

(b) Section 5.8(b) of the Disclosure Schedule sets forth a list of all suppliers and vendors of the Company to whom the Company made payments aggregating $50,000 or more for each of the fiscal years ended December 31, 2001 and 2002, showing, with respect to each, the name and dollar volume involved. No supplier or vendor listed in Section 5.8(b) of the Disclosure Schedule has terminated or adversely modified such supplier’s or vendor’s business relationship with the Company, or given written notice to the Company of the termination or substantial decrease of, or of the intent to terminate or substantially decrease, the volume of such supplier’s or vendor’s business relationship with the Company, nor does the Company have reason to believe that such action may be contemplated.

5.9 Absence of Changes. Except as set forth in Section 5.9 of the Disclosure Schedule or as set forth in the Company SEC Reports filed since March 31, 2003, since March 31, 2003 the Company has been operated only in the ordinary and normal course, consistent with past practice, and there has not been any material change in the operation of its business or performance, financial condition or prospects. Without limiting the generality of the foregoing, except as set forth in Section 5.9 of the Disclosure Schedule or in the Company SEC Reports filed since March 31, 2003, since March 31, 2003, the Company has not:

(i) suffered any loss, theft, damage or destruction to any of its assets that is reasonably likely to have a Material Adverse Effect;

(ii) sold, disposed of, transferred, assigned or leased any assets except for fair consideration in the ordinary course of business consistent with past practices;

(iii) amended its Articles of Incorporation or Bylaws;

(iv) created, incurred or assumed any indebtedness for borrowed money or guaranteed any such indebtedness except trade accounts payable incurred in the ordinary course of business consistent with past practices;

(v) changed its accounting methods, principles or practices;

(vi) revalued any of its assets;

(vii) declared, set aside or paid any dividend or other distribution with respect to any of its shares of capital stock or repurchased or redeemed or committed to repurchase or redeem any of its shares of capital stock other than in the ordinary course of business consistent with past practices;

(viii) issued, sold, pledged, disposed of or encumbered, or authorized the issuance, sale, pledge, disposition or grant of an Encumbrance on, any of its shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any of its shares of capital stock other than issuances under the Option Plan or the Stock Purchase Plan in the ordinary course of business consistent with past practice (including but not limited to the option grants given to certain employees of the Company in April of each year);

(ix) released, compromised or canceled any debts owed to it or claims against others exceeding $50,000 individually for any one such debt or claim or $100,000 in the aggregate for all such debts or claims;

(x) changed any existing credit arrangements with any bank or other financial institution;

(xi) made any capital investment in, made any loan to or made any acquisition of the securities or assets of, any other Person other than the purchase of supplies and equipment in the ordinary course of business consistent with past practices;

(xii) delayed or postponed payment of accounts payable or other Liabilities outside the ordinary course of business consistent with past practices or obtained or attempted to obtain payment of any notes or accounts receivable owed to it prior to the due date thereof;

(xiii) entered into or modified any Contract with any of its directors, officers, employees, shareholders or Affiliates;

(xiv) other than in the ordinary course of business consistent with past practice or as mutually agreed to by Buyer and the Company, changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any employment Contract with, any Person, or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement with, any of its directors, officers or employees;

(xv) merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

(xvi) entered into any Material Contract;

(xvii) accelerated, terminated, modified or canceled any Material Contract or received notice that any other Person intends to accelerate, terminate, modify or cancel any Material Contract;

(xviii) imposed or permitted to exist any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

(xix) made any capital expenditure (or series of related capital expenditures) involving more than $50,000 individually for any one capital expenditure or $100,000 in the aggregate for all capital expenditures;

(xx) granted any license or sublicense of any rights under or with respect to any of its Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

(xxi) entered into an amendment or a consent with respect to any licensing agreement or other Contract filed or required to be filed with the SEC; or

(xxii) entered into any Contract to take any of the actions referred to in clauses (ii) through (xxi).

5.10 Patents, Copyrights, Trademarks and Other Intellectual Property Rights. To the Knowledge of the Company, the Company owns or is properly licensed to use all Intellectual Property Rights used in or necessary to conduct the Business. Section 5.10 of the Disclosure Schedule sets forth a true and complete list and summary description of all (i) Copyrights that have been filed with, issued or registered by any Governmental Entity and in which the Company has an ownership interest, (ii) Patents that have been filed with, issued or registered by any Governmental Entity and in which the Company has an ownership interest, (iii) Trademarks that have been filed with, issued or registered by any Governmental Entity and in which the Company has an ownership interest, (iv) material unregistered Trademarks in which the Company has an ownership interest and which are currently in use, (v) internet domain names registered in the name of the Company and (vi) the Licensed Intellectual Property. Each issued Copyright or Patent listed on Section 5.10 of the Disclosure Schedule is valid and subsisting. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with each filed, issued or registered Copyright, Patent, Trademark or domain name listed on Section 5.10 of the Disclosure Schedule have been paid, and all necessary documents and certificates in connection with such filings, issuances, or registrations have been filed with the relevant patent, copyright, trademark or other Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be.

(a) All Owned Intellectual Property of the Company was entirely conceived, created, written, produced, developed and completed by: (a) employees of the Company within the course and scope of their duties while employed by the Company and who have assigned all of their rights therein to the Company; (b) third party developers; (c) the Company’s resellers or end users; or (d) Company alliances. In the instances of (b), (c), and (d), such parties were (at the time of conception, creation, writing, production or development) under Contract with Company assigning all of their respective Intellectual Property Rights to the Company. The Software Products consist entirely of Owned Intellectual Property, except for the Licensed Intellectual Property specifically set forth on Section 5.10(a) of the Disclosure Schedule.

(b) The Company has diligently taken the measures described in Section 5.10(b) of the Disclosure Schedule, which measures are consistent with the measures taken by other companies in the software industry generally, to protect for its sole use and benefit the confidential and proprietary nature of the Trade Secrets and all other confidential information material to the Business. Each Person (including employees, agents (other than the Company’s attorneys and accountants), consultants, distributors and licensees of the Company) who has had access to or otherwise been exposed to any of the Trade Secrets has been put on notice of the confidential and proprietary nature of the Trade Secrets and each current employee has entered into an agreement (“Confidentiality Contract”) with the Company acknowledging and agreeing that the Trade Secrets are not to be used or disclosed to any Person other than as specifically authorized by the Company. Each of the Confidentiality Contracts entered into by the Company was and/or is in full force and effect, and to the extent still in full force and effect, constitutes the legal, valid, and binding obligation of the Company, and, to the Knowledge of the Company, each other Person who is a party thereto. To the Knowledge of the Company, the Trade Secrets are not and have not been a part of the public knowledge or literature. The Company has not disclosed, divulged or otherwise provided access to any of the Trade Secrets other than to Persons which have entered into a written Confidentiality Contract with the Company. To the Knowledge of the Company, no Person which is a party to any Confidentiality Contract with the Company is in violation of, or in default under, any term or provision of such Confidentiality Contract.

(c) The Company possesses all right, title and interest in and to all Intellectual Property in which the Company has or purports to have an ownership interest (the “Owned Intellectual Property”), free and clear of any Encumbrance. The Owned Intellectual Property does not include the Licensed Intellectual Property. Other than as set forth in Section 5.10(c) of the Disclosure Schedule, the Company has not granted to any Person or obligated itself to grant to any Person any license, option or other right in or with respect to any of the Owned Intellectual Property, other than in the ordinary course of business, consistent with customary industry practices. None of the Owned Intellectual Property was developed in a manner which would require the taking of any action, whether or not actually taken, in order for all rights to the Owned Intellectual Property to become vested in or retained by the Company.

(d) Other than as set forth in Section 5.10(d) of the Disclosure Schedule, neither the Company, nor, to the Knowledge of the Company, any other Person, is in breach of or default under any Intellectual Property License or any other Contract or Legal Requirement relating to the Owned Intellectual Property or the Software Products. To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or otherwise constitute a breach of or default under any Intellectual Property License or any other Contract or Legal Requirement relating to the Owned Intellectual Property, the Licensed Intellectual Property or the Reseller Intellectual Property.

(e) To the Knowledge of the Company, the operation of the Business and the development, license, use, sale, distribution, modification and other exploitation of the Software Products and Services does not infringe on or otherwise violate the rights of any other Person or constitute an unlawful disclosure, use or misappropriation of the right or rights of any other Person.

(f) To the Knowledge of the Company, there is no: (i) Legal Proceeding, petition to cancel, interference, re-examination or audit pending, or to the Knowledge of the Company, threatened, with respect to, and (ii) presently existing factual basis that is reasonably likely to result in any Legal Proceeding or formal audit with respect to, any of the following: (A) the Owned Intellectual Property, (B) any moral rights or rights of publicity, or (C) any right of the Company to develop, license, use, sell, distribute, modify or otherwise exploit the Owned Intellectual Property or the Licensed Intellectual Property.

(g) To the Knowledge of the Company, the Company has not (i) infringed, misappropriated or otherwise violated, (ii) contributed to the infringement, misappropriation or other violation by others, or (iii) induced the infringement, misappropriation or other violation by others of any rights to any Patents, Trademarks, Copyrights, Trade Secrets or other Intellectual Property of any Person. The Company has not received any assertion, complaint, demand or any notice whatsoever alleging any such infringement, misappropriation or other violation.

(h) The Company is vigorously pursuing legal remedies against each Person who is known by the Company to be infringing upon, misappropriating or otherwise violating rights with respect to the Owned Intellectual Property. No complaint, allegation, charge or any assertion whatsoever that any Owned Intellectual Property is invalid or unenforceable has been made by any Person to the Company.

(i) To the Knowledge of the Company, there are no patents, patent applications, Inventions, publications, products, improved procedures or methods of manufacture, or other publicly known information that would reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the validity or enforceability of the Owned Intellectual Property.

(j) Except as set forth on Section 5.10(j) of the Disclosure Schedule, the source code (or any aspect or portion thereof) for or relating to any past, present or future product of the Business has not been disclosed or delivered to any agent or to any other Person. Except for such source code obligations as specifically identified on Section 5.10(j) of the Disclosure Schedule, the Company has the right (and, after the Effective Time, will continue to have the right), which is non-terminable and not subject to expiration or revocation, to develop, license, control, regulate the use of or otherwise exploit the Software Products and any Owned Intellectual Property pertaining thereto without any valid legal or equitable claim by, or payment or other obligation owing to, or required consent from, any Person.

(k) All Copyrights included in the Owned Intellectual Property consist exclusively of “works made for hire”, as that term is used in Title 17 of the United States Code, or of intellectual property rights obtained by the Company by Contract. To the Knowledge of the Company, the Owned Intellectual Property does not include (i) any Intellectual Property in which any Person other than the Company has or may acquire any right of ownership, control or compensation, or (ii) any Invention made by any employee of the Company at any time other than during his employment with the Company and with respect to which such employee has assigned all of his Intellectual Property Rights to the Company.

(l) To the Knowledge of the Company, the Company does not have an ownership interest in, a license to or control over an internet domain name that disparages, criticizes or is derogatory in any way towards any Person. To the Knowledge of the Company, the Company does not operate or control, either directly or indirectly, any World Wide Web site that disparages, criticizes or is derogatory in any way towards any Person.

(m) To the Knowledge of the Company, the Company does not operate or control, either directly or indirectly, any World Wide Web site that uses any registered Trademarks (including intent-to-use applications) of any other Person, or any confusingly similar variation thereof, without authorization, in any part of the World Wide Web site, including but not limited to in metatags or in hidden text.

(n) For purposes of this Section 5.10(n), the term “framing” refers to operating a World Wide Web site that combines data from the World Wide Web site with data from another World Wide Web site operated by any Person and the term “deep linking” refers to the operation of a World Wide Web site that obtains data from another World Wide Web site operated by any Person while bypassing the home page of the World Wide Web site operated by such Person. Except as set forth in Section 5.10(n) of the Disclosure Schedule, the Company does not operate or Control, any World Wide Web site that employs framing or deep linking. Except as set forth in Section 5.10(n) of the Disclosure Schedule, the Company has no Knowledge of any World Wide Web site of any Person that employs framing or deep linking with respect to any World Wide Web site owned or controlled by the Company.

(o) Except as set forth in Section 5.10(o) of the Disclosure Schedule, to the Knowledge of the Company, the Company does not operate or control any World Wide Web site that contains hyperlinks to any World Wide Web site owned or operated by any Person that violates any posted policies of any Person. Except as set forth in Section 5.10(o) of the Disclosure Schedule, the Company has no Knowledge of any World Wide Web site of any Person that, without authorization, includes any hyperlinks to any World Wide Web site owned or controlled, either directly or indirectly, by the Company.

(p) Except as specifically authorized by the Company to Persons with whom the Company has a written “partnership” agreement or as set forth in Section 5.10(p) of the Disclosure Schedule, the Company has not contracted with any Person to provide advertising through any World Wide Web site that is triggered by data comprising any Trademark, service mark, trade name, company name or business name, or confusingly similar variations thereof, of any other Person. The Company has no Knowledge of any Person that provides advertising not authorized by the Company through a World Wide Web site that is triggered by data comprising any Trademarks of the Company.

(q) To the best of the Company’s Knowledge, other than as set forth in Section 5.10(q) of the Disclosure Schedule, as delivered the Software Products do not contain any “back door”, “time bomb”, “trojan horse”, “worm”, “drop dead device”, “virus”, “software lock” or “hardware lock” (as such terms are generally known in the computer industry) or other instructions to intentionally disable or erase the Software. Notwithstanding the foregoing, the Software Products do require the Company’s customers to provide a current activation code for each license (whether based on product, module, or number of users) for operation and use thereof; provided, however, that once such activation code has been provided, the first sentence of this Section 5.10(q) shall be true and correct with respect to the Software Products until such time that the license for such Software is exceeded or has expired.

(r) The Software Products operate in all material respects according to the applicable published specifications therefor. To the Knowledge of the Company, there are no errors in the Software Products other than any minor “bugs” or “glitches” which are generally acceptable within industry standards or which otherwise do not materially affect the functionality of the Software Products. To the Knowledge of the Company, the Documentation for the Software Products includes any and all pertinent commentary, explanation and other information necessary for a reasonably competent programmer familiar with the applicable high-level language to modify, maintain and otherwise use the source code for such Software Products. To the Knowledge of the Company, the Company owns or is properly licensed to use all Software used in or necessary to conduct the Business, including any and all compilers, tools, and high-level languages used for the development, maintenance, and implementation of the Software Products.

5.11 Title to Assets; Equipment; Real Property.

(a) The Company owns, and has good and valid title to, or a valid leasehold interest in, all tangible assets reflected as being owned by or leased to it in the Financial Statements, free and clear of any Encumbrance (except Permitted Encumbrances). The assets currently owned by and leased to the Company constitute, in the aggregate, all of the assets and properties used to conduct the Business in the manner in which and to the extent to which such Business was conducted during periods reflected in the Financial Statements and is currently being conducted.

(b) The items of equipment and other tangible assets owned by or leased to the Company are reasonably adequate for their current uses and are in good condition and repair (ordinary wear and tear excepted). All leases in effect as of the date of this Agreement pursuant to which the Company, as lessee, leases items of equipment or other items of personal property are valid, subsisting and in full force and effect, and the Company is not, and, to the Company’s Knowledge, no other party thereto is, in default of any of its obligations under any of such leases.

(c) Section 5.11(c) of the Disclosure Schedule sets forth a list of all leases of real property pursuant to which the Company is a lessee and any real property in which the Company has an interest pursuant to a Contract (the “Leases”). The Company is in compliance in all material respects with the terms of all Leases to which it is a party and under which it is in occupancy, and all such Leases are valid and subsisting and in full force and effect. The Company enjoys peaceful and undisturbed possession under all such Leases. The Company has not agreed to purchase, sell, lease, assign, license or grant to any other Person any right in any real property, except as otherwise contemplated by this Agreement.

(d) The Company does not own and has never owned any real property.

5.12 Contracts.

(a) Except as set forth in Section 5.12(a) of the Disclosure Schedule, the Company has not entered into, nor are the Company’ assets bound by, whether in or not in writing, any Material Contracts. The Company has delivered to Buyer true, correct and complete copies of all written Material Contracts, and true, correct and complete written descriptions of all oral Material Contracts. Except as set forth in Section 5.12(a) of the Disclosure Schedule, neither the Company, nor to the Knowledge of the Company any other party thereto, has breached any provision of, or is default under the terms of, nor does any condition exist which, with the giving of notice or lapse of time or both, would constitute defaults, and no penalties have been incurred nor are amendments pending, with respect to the Material Contracts. To the Knowledge of the Company, the Material Contracts are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their terms, and no defenses, off-sets or counterclaims have been or may be asserted by any party thereto (other than creditors’ rights and remedies generally), nor has the Company waived any rights thereunder.

(b) The Company has not received notice of any plan or intention of any other party to any Material Contract to exercise any right to cancel or terminate any Material Contract, and to the Knowledge of the Company, there exists no fact that would justify the exercise of such right. The Company does not contemplate, and the Company has no Knowledge or reason to believe that any other Person currently contemplates, any amendment or change to any Material Contract.

(c) Except as set forth in Section 5.12(c) of the Disclosure Schedule, the Company is not a party to any Contracts with a Governmental Entity and is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

(d) Section 5.12(d) of the Disclosure Schedule sets forth a summary of each outstanding bid or proposal by the Company that, if awarded to the Company, contemplates payments to the Company involving or with a value in excess of $50,000 and that is subject to acceptance or award by a third party.

5.13 Legal Proceedings; Orders.

(a) Except as set forth in Section 5.13 of the Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or involving the Company or, with respect to matters relating to the Company, any of its officers or directors (i) that would be required to be disclosed in an Annual Report on Form 10-K or (ii) that could reasonably be expected (A) to prevent or delay consummation of the Merger or (B) to prevent the Company from performing its obligations under this Agreement or (C) to have, individually or in the aggregate, a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity issued with respect to the Company.

(b) There is no order, writ, injunction, judgment or decree to which the Company is subject.

(c) No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Company’s Knowledge, threatened.

5.14 Governmental Authorizations; Compliance with Legal Requirements.

(a) The Company holds the Governmental Authorizations necessary to enable it to conduct the Business in the manner in which the Business is currently being conducted and to perform all of its obligations under the Contracts to which it is a party except where the failure to hold such Governmental Authorization would not have, individually or in the aggregate, a Material Adverse Effect. The Company is in material compliance with the terms and requirements of such Governmental Authorizations except where the failure to be in material compliance would not have, individually or in the aggregate, a Material Adverse Effect. The Company has not received at any time since December 31, 1998 any written notice or other written communication from any Governmental Entity (a) asserting any violation of or failure to comply with any Legal Requirement of any Governmental Authorization or (b) notifying the Company of the revocation or withdrawal of any Governmental Authorization. No Governmental Authorization will be affected by this

Agreement or the transactions contemplated by this Agreement except where such effect would not have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company is in compliance with all applicable Legal Requirements except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 1998, the Company has not been cited, fined or otherwise notified of any failure to comply with any applicable Legal Requirement (including any applicable Environmental Laws) and no Legal Proceeding with respect to any such violation is pending or, to the Knowledge of the Company, threatened.

5.15 Tax Matters.

(a) All Tax Returns required to be filed with any Governmental Entity by the Company have been, or will be, properly and timely filed when due in accordance with all applicable laws. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. All Tax Returns filed by or on behalf of the Company accurately and fairly reflect the Taxes of the Company for the periods covered thereby. The Company has timely paid, withheld or established adequate reserves for all Taxes (whether or not shown on any Tax Return) due or that may become due prior to the Closing Date, and all estimated Taxes required to be paid by or on behalf of the Company prior to the Closing for the current taxable year of the Company have been made.

(b) All foreign, state and local jurisdictions where the Company has filed Tax Returns are set forth in Section 5.15(b) of the Disclosure Schedule. Except as set forth in Section 5.15(b) of the Disclosure Schedule, no claim has ever been made by any Tax Authority in any jurisdiction that the Company is or may be subject to Tax by such jurisdiction.

(c) Except as set forth in Section 5.15(c) of the Disclosure Schedule, there is no Tax deficiency or delinquency asserted or, to the Knowledge of the Company, threatened against the Company and no audit, action or similar Legal Proceeding is pending or, to the Knowledge of the Company, threatened by any Governmental Entity against the Company. No adjustment relating to any Tax Return of the Company has been proposed by any Governmental Entity, and, to the Knowledge of the Company, no basis exists for such an adjustment. The Company has not granted any extension to any Governmental Entity of the limitations period during which any Tax liability may be assessed or collected.

(d) All monies required to be withheld or collected by the Company and the portion of any such Taxes to be paid by the Company to any Tax Authority have been collected or withheld and either paid to the respective Governmental Entity or reflected as liabilities in the Company’s Financial Statements.

(e) To the Knowledge of the Company, there are no Encumbrances for Taxes upon the assets of the Company, except Encumbrances for current Taxes not yet due and payable for which adequate reserves have been provided for in the Company’s Financial Statements. Except for the inclusion of the Subsidiaries in the Company’s Tax Returns, the Company has never been a member of any affiliated, consolidated, combined or unitary group, or filed or been included in a combined, consolidated or unitary Tax Return, and the Company is currently under no contractual obligation to indemnify any other Person with respect to Taxes. Except for the inclusion of the Subsidiaries in the Company’s Tax Returns, the Company has never been a member of, or had an interest in, any Person, the taxable income of which is or was required to be taken into account by the Company on its Tax Returns, in whole or in part.

(f) Except as set forth in Section 5.15(f) of the Disclosure Schedule, the Company is not a party to any Contract that may result, separately or in the aggregate, in the Company being required to pay any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) The liabilities shown in the Company’s balance sheets included in the Financial Statements (rather than any notes thereto) and to be accrued on the books and records of the Company through the Effective Time for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), computed as if the partial year beginning with the first day of the current Tax year and ending with the Effective Time were a complete Tax year ending on the Effective Time, (i) will be adequate accruals with respect to the Tax liabilities of the Company, and (ii) have been and will be accrued in a manner consistent with the practices previously utilized by the Company for accruing Tax liabilities.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Time pursuant to an adjustment under Section 481(a) of the Code that was required by the Internal Revenue Service prior to the Effective Time; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Effective Time; (iii) installment sale or open transaction disposition made on or prior to the Effective Time; or (iv) prepaid amount received on or prior to the Effective Time other than such amounts as may be set forth in the Company’s Financial Statements.

(i) The Company has not, with regard to any assets held, acquired or to be acquired by it, consented to the application of Section 341(f)(2) of the Code to such property or assets.

(j) The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(k) The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has neither been a member of an “affiliated group” filing a consolidated federal income Tax Return, nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar Legal Requirement), as a transferee or successor, by contract or otherwise.

(l) The Company has never participated in any way in any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2T(a)(2).

(m) The Company is not, and never has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(n) The Company has made available to Parent or its legal counsel, copies of all Tax Returns filed on or behalf of the Company filed for all taxable periods ending on or after December 31, 1997.

(o) To the Knowledge of the Company, no state or federal “net operating loss” of the Company determined as of the date of this Agreement is subject to limitation on its use by the Company as of the date of this Agreement pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

5.16	Employee Benefit Matters.

(a) Set forth in Section 5.16(a) of the Disclosure Schedule is a true, complete and correct list of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance, stock option, bonus and other employee benefit plans, arrangements, agreements and practices which relate to employee benefits sponsored, maintained or contributed to by the Company, or any other corporation or trade or business under common Control with the Company or treated as a single employer with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), or under which the Company or any ERISA Affiliate has any current or future obligation or liability with respect to a present or former officer, employee, agent or consultant of the Company or under which any present or former officer, employee, agent or consultant of the Company, or such present or former officer’s, employee’s, agent’s or consultant’s dependents or beneficiaries, have any current or future right to benefits (collectively, the “Employee Plans”). Within the 30-day period immediately preceding the Closing, the Company has not communicated to any employee of the Company any intention or commitment to modify any Employee Plan or to establish or implement any other benefit plan, program or arrangement.

(b) The Company has delivered or made available to Buyer true, complete and correct copies of (i) each Employee Plan (or, in the case of each unwritten Employee Plan, a description thereof), (ii) annual reports on Form 5500 filed since January 1, 1999 with the Internal Revenue Service or Pension and Welfare Benefits Administration with respect to each Employee Plan (if any such report was required by applicable law), (iii) the most recent summary plan description for each Employee Plan for which such a summary plan description is required by applicable law, and (iv) each trust agreement and insurance contract relating to any Employee Plan.

(c) Each Employee Plan has been maintained, operated and administered in all material respects in accordance with its respective terms and in compliance with all Legal Requirements. All reports, notices and other documents required to be filed, or furnished under the Code, ERISA or the terms of the Employee Plans with respect to each Employee Plan have in all material respects been duly and timely filed or furnished. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or self-correction programs established by the Internal Revenue Service, or entered into a closing agreement with the Internal Revenue Service with respect to the form or operation of any Employee Plan. Except to the extent prohibited by the Code or ERISA, each Employee Plan and each contract, agreement or other arrangement relating to each Employee Plan may be amended or terminated, at any time without any liability (with the exception of underlying accrued benefits) to the Company or to Buyer.

(d) Except as set forth in Section 5.16(d) of the Disclosure Schedule, neither the Company nor an ERISA Affiliate has had an obligation to contribute to a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan,” as defined in Section 3(37) of ERISA (collectively, “Pension Plans”). Except as set forth in Section 5.16(d) of the Disclosure Schedule and except with regard to the Company and each ERISA Affiliate, no other trade or business is, or has been, treated, together with the Company or an ERISA Affiliate, as a single employer under Section 414 of the Code or Section 4001 of ERISA and neither the Company nor any ERISA Affiliate has incurred any liability to or with respect to an Employee Plan (other than with respect to contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due). Neither the Company nor any ERISA Affiliate has incurred or is contingently liable for any withdrawal liability to any “multiemployer plan” under Section 4201 of ERISA. No Employee Plan has incurred any “accumulated funding deficiency” as defined in Section 412(a) of the Code and Section 302(a)(2) of ERISA (whether or not waived).

(e) Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, or if not so qualified each such plan may still be amended within the remedial amendment period applicable to such plan to cure any qualification defect to the extent permitted by Legal Requirements, and each trust created thereunder which is intended to be exempt from federal income tax under the provisions of Section 501(a) of the Code has been determined by the Internal Revenue Service to be so exempt and no event has occurred or condition exists that could materially and adversely effect the qualified status of any Employee Plan or the exempt status of any such trust. The Company has delivered or made available to Buyer a true, correct and complete copy of the most recent determination letter received with respect to each Employee Plan for which a letter has been issued, as well as a true, correct and complete copy of any pending application for a determination letter. No event has occurred that could subject any Employee Plan to tax under Section 511 of the Code.

(f) To the Company’s Knowledge, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Employee Plan, for which a statutory, regulatory or administrative exemption is unavailable, and no other condition exists with respect to any Employee Plan that could result in the Company or an ERISA Affiliate becoming liable directly or indirectly (by indemnification or otherwise) for any excise tax, penalty or other liability under ERISA or the Code.

(g) Except as set forth in Section 5.16(g) of the Disclosure Schedule, there are no actions or claims pending or, to the Company’s Knowledge, threatened, with respect to any Employee Plan (other than routine claims for benefits), and there are no investigations or audits of any Employee Plan by any Governmental Entity currently pending or, to the Company’s Knowledge, threatened and there have been no such investigations or audits that have been concluded that resulted in any liability of the Company or an ERISA Affiliate that has not been fully discharged.

(h) Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. Except as set forth in Section 5.16(h) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to an Employee Plan pursuant to the provisions of a collective bargaining agreement.

(i) Neither the Company nor any ERISA Affiliate is liable for any amount pursuant to Sections 4062, 4063, 4064 or 4069 of ERISA and, to the Company’s Knowledge, no condition exists that could reasonably be expected to result in any such liability.

(j) No lien has been filed by any person or entity and no Encumbrance exists by operation of law or otherwise on the assets of the Company relating to, or as a result of, the operation or maintenance of any Employee Plan, any Pension Plan or any other similar plan maintained, or contributed to, by the Company or any ERISA Affiliate, and the Company has no Knowledge of the existence of facts or circumstances that would reasonably be expected to result in the imposition of such Encumbrance.

(k) Except as set forth in Section 5.16(k) of the Disclosure Schedule, no termination, retention, severance or similar benefit will become payable, and no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Plan or other Contract, as a result of the transactions contemplated by this Agreement. All employees of the Company may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination other than such obligations as are specifically described on Section 5.16(k) of the Disclosure Schedule.

(l) The Company does not maintain, nor has it ever maintained, or contributed, or ever been required to contribute, to any Employee Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with the requirements of Part 6 of Subtitle 1 of ERISA and Section 4980 of the Code).

(m) Except as disclosed in Section 5.16(m) of the Disclosure Schedule, all contributions to, any payments from, the Employee Plans that may have been required to be made in accordance with their terms, and any applicable collective bargaining agreement and, when applicable Section 302 of ERISA or Section 412 of the Code, have been made timely. All contributions to, and payments from, the Employee Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending at the Effective Time that are not yet, but will be required to be made, will be properly accrued and reflected in the Closing Balance Sheet.

5.17 Employees and Consultants. Set forth in Section 5.17 of the Disclosure Schedule is a true, correct and complete list of all employees and consultants of the Company as of December 31, 2001 and 2002, together with their positions and their annual salaries and other compensation, including accruals for vacations through March 31, 2003. Except as set forth in Section 5.17 of the Disclosure Schedule, the Company has not granted or paid, or become obligated to grant or pay to or on behalf of any employee or other Person, any (a) increases in the wages or salary, (b) bonus or similar payment, or (c) other benefit. The Company has no Knowledge of any facts that would indicate that any employee or consultant of the Company will not continue such employment or consulting arrangement with the Surviving Corporation following the Closing, if continued on a basis no less favorable to the employee or consultant than that upon which such employee or consultant is currently retained by the Company.

5.18 Labor Relations. (a) There are no labor strikes, disputes, slowdowns, stoppages or lockouts actually pending, or, to the Knowledge of the Company, threatened against or affecting the Company, and during the past five years there have been no such actions; (b) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor, organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company; (c) to the Knowledge of the Company, there are no current union organizing activities among the employees of the Company; (d) true, correct and complete copies of all written personnel policies, rules or procedures applicable to employees of the Company have been delivered to Buyer; (e) the Company is, and has at all times been, in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (f) there are no complaints, charges or Legal Proceedings pending or, to the Knowledge of the Company, threatened in any forum against the Company alleging breach of any express or implied contract of employment, any Legal Requirement governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship except for such complaints, charges or Legal Proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (g) there are no employment contracts or severance agreements with any employees of the Company, except as disclosed in the Company SEC Reports; and (h) since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), the Company has not effectuated (A) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Legal Requirement.

5.19 Inventory. There has been no material change in the inventory since March 31, 2003 other than changes in the ordinary course of business consistent with past practices or as otherwise disclosed in this Agreement or in Section 5.19 of the Disclosure Schedule.

5.20 Books of Account. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and Liabilities of the Company have been properly recorded in such books in accordance with GAAP (except as may be indicated in the notes thereto and except that the unaudited interim financial statements may have been subject to normal and recurring year-end adjustments).

5.21 Environmental Matters.

(a) The Company is in compliance with all applicable Environmental Laws. The Company has not received any notice or other communication from a Governmental Entity or any other Person that alleges that the Company is not in compliance with any Environmental Law. To the Knowledge of the Company, no current or prior owner of any real property leased, used or controlled by the Company has received any written notice or other written communication from a Governmental Entity or any other Person that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.

(b) The real properties leased by the Company, and the existing and prior uses and activities thereon, including the use, maintenance and operation of the Business (and activities related thereto), comply and have at all times complied with all Environmental Laws.

5.22 Insurance. Schedule 5.22 sets forth a true, complete and correct summary of all policies of insurance for the Company. All such policies are in full force and effect, and the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All premiums payable with respect to such policies that are due and payable have been paid and the Company is otherwise in compliance with all conditions and requirements applicable to such policies and coverage thereunder. Except as disclosed in Section 5.22 of the Disclosure Schedule, there is no pending claim (including any workers’ compensation claim) under any insurance policy of the Company.

5.23 Brokers and Finders. Except for its obligation to pay fees and expenses pursuant to its agreement with UBS Warburg LLC, a copy of which has previously been furnished to Buyer, the Company has not entered into any Contract with any Person which may result in the obligation of the Company to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses payable to UBS Warburg LLC, no claim has been asserted by any Person for payment by the Company of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.24 Opinion of Financial Advisor. UBS Warburg LLC has rendered an opinion to the Board of Directors of the Company, dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

5.25 Affiliate Transactions. Except to the extent disclosed in any of the Company SEC Reports, there are no other transactions, agreements, arrangements or understandings between the Company and the Company’s Affiliates or other parties, on the other hand, that would be required to be disclosed as a Certain Relationship or Related Transaction under Item 404 of Regulation S-K under the Securities Act.

5.26 Pre-Payments, Deposits, Etc. Set forth in Section 5.26 of the Disclosure Schedule is a true, correct and complete list of all credits, prepayments, deposits, discounts and other offsets accrued for on the balance sheet of the Company as of March 31, 2003 related to the Business.

5.27 Customer List. Set forth in Section 5.27 of the Disclosure Schedule is a true, correct and complete list of the following information relating to the Company’s twenty-five (25) largest customers: client number, products and services purchased or ordered, and cash receipts. Except as set forth in Section 5.27 of the Disclosure Schedule, the Company’s list of customers, including all information related to the identity of such customers and/or the Software Products and Services purchased or licensed by such customers, has not been delivered to any Person, nor has any Person been provided access to or otherwise received any such information other than employees of the Company.

5.28 Questionable Payments. Neither the Company nor any of its current or former directors, executives, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of the Company): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (d) has made at any time since January 1, 1998, any false or fictitious entries on the books and records of the Company; or (e) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company. Moreover, since the inception of the Company, neither the Company nor any of its Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to give or offer to give nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

5.29 No Restrictions. Except as set forth in Section 5.29 of the Disclosure Schedule, the Company has not entered into any Contract obligating the Company to refrain from (a) competing with any business, (b) conducting business in any particular jurisdiction, or (c) conducting any business with certain parties or that otherwise restrains or prevents the Company from carrying on the Business or any other business activity.

5.30 Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share,” “shareholder protection,” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (including without limitation §23-1-42-1 et seq. of the IBCL) applicable to the Company or any of its Subsidiaries will be triggered by the terms and conditions of the Merger as contemplated in this Agreement, this Agreement or the other transactions contemplated hereby.

5.31 Export Control Laws. The Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not reasonably expected to have a Material Adverse Effect on the Company.

6. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article 6 are true, correct and complete as of the date hereof.

6.1 Due Organization. Buyer and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Indiana, respectively. There is no pending or, to the Knowledge of Buyer and Merger Sub, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer or Merger Sub.

6.2 Authority; Non-Contravention; Approvals.

(a) Buyer and Merger Sub each have full corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Buyer and Merger Sub and the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Buyer and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Legal Requirements now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.

(b) The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Articles of Incorporation or Bylaws of Buyer or Merger Sub, (ii) any Legal Requirement of any Governmental Entity applicable to Buyer or Merger Sub or any of their respective properties or assets, or (iii) any Contract to which Buyer or Merger Sub is now a party or by which Buyer or Merger Sub or any of their respective properties or assets may be bound or affected.

(c) Except for (i) the Merger Filing, and (ii) the filing of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, Buyer is not required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except where failure to obtain such consents, give notice or filing which would not delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

6.3 Proxy Statement. None of the information supplied by Buyer or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement to be distributed in connection with the Shareholders Meeting, if any, will, at the time of its mailing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

6.4 Brokers and Finders. Buyer has not entered into any Contract with any Person which may result in the obligation of Buyer to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

6.5 Merger Sub. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated hereby, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

6.6 Sufficient Funds. Buyer will have immediately after the Effective Time sufficient and available funds to enable Buyer to pay the Total Consideration in cash in accordance with Sections 4.2 and 4.5, above, to perform its obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by it.

7. COVENANTS OF THE COMPANY

7.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time, (a) the Company shall, and shall cause the Company’s Representatives to, provide Buyer and Buyer’s Representatives with reasonable access to the Company’s Representatives, personnel, customers and vendors and assets and to all existing books, records, Tax Returns, Company SEC Reports, work papers and other documents and information relating to the Company and (b) Buyer (i) shall not contact, and Buyer shall use its best efforts to ensure that none of its Representatives contact, any employee of the Company other than Company’s executive officers (specifically the Chief Executive Officer and the Chief Financial Officer), without the prior authorization of the Company’s Chairman of the Board, Chief Executive Officer or Chief Financial Officer; and (ii) shall use reasonable efforts to ensure that none of its employees, accountants, counsel, financial advisors or other Representatives materially interfere with or otherwise materially disrupt the Company’s business or operations while exercising the rights provided under this Section.

7.2 Operation of the Business. At all times from and after the date of this Agreement until the Effective Time, the Company agrees as follows (except as expressly contemplated or permitted by this Agreement, or to the extent that Buyer otherwise consents in writing):

(a) The Company shall conduct the Business only in, and the Company shall not take any action except in, the ordinary course consistent with past practices.

(b) Without limiting the generality of Section 7.2(a): (i) the Company shall preserve intact its present business organization and reputation, keep available the services of its key officers and employees, maintain its assets and properties in good working order and condition (ordinary wear and tear excepted), maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, preserve its relationships with customers and suppliers and others having significant business dealings with it and comply in all respects with all Legal Requirements applicable to it, and (ii) the Company shall not:

(1) amend its Articles of Incorporation or Bylaws;

(2) split, combine or reclassify any outstanding shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock or declare or pay any dividends on such shares;

(3) form any subsidiary or acquire any equity interest in any other Person;

(4) issue, sell or grant any additional shares of its capital stock or any options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts relating to the issuance or sale of any of shares of its capital stock, other than Company Common Stock issued as a result of the proper exercise of Company Stock Options outstanding as of the date of this Agreement;

(5) adjust or change the price or otherwise change the terms of any Company Stock Options outstanding as of the date of this Agreement;

(6) sell, transfer, lease or license to any Person, or encumber, any assets other than in the ordinary course of business consistent with past practices;

(7) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(8) make or agree to make any capital expenditure or other expenditures that are outside the ordinary course of business or inconsistent with past practices;

(9) make any payments outside the ordinary course of business for purposes of settling any dispute;

(10) enter into any transaction with any shareholder, officer, director, employee or any Affiliate or Family Member of such Person;

(11) incur any indebtedness for borrowed money or guarantee any such indebtedness;

(12) adopt or amend any Employee Plan or Pension Plan or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing Contract or plan (except for normal increases in compensation and payment of year-end bonuses made in the ordinary course of business that are consistent with past practices);

(13) amend or terminate any Material Contract or waive, release or assign any rights or claims under any Material Contract;

(14) enter into any Contract on terms less favorable to the Company than those the Company has entered into in the past in the ordinary course of business consistent with past practices;

(15) change any of its methods of accounting or accounting practices;

(16) make or revoke any Tax election, or Tax sharing arrangement or Tax agreement with any Governmental Entity (except for elections made in the ordinary course of business consistent with past practices);

(17) enter into or amend any Contract pursuant to which any other Person is granted exclusive marketing or any other exclusive rights in, or to Intellectual Property, of any type or scope, with respect to the Business; or

(18) enter into an Contract to take any of the actions described in clauses (1) through (17).

7.3 Acquisition Transactions.

(a) After the date hereof and prior to the Effective Time pursuant to the terms hereof or earlier termination of this Agreement in accordance with the terms of Article 12, the Company shall not, and the Company shall use its reasonable best efforts to ensure that its Representatives, its Subsidiaries and its Subsidiaries’ Representatives do not (i) initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including any proposal or offer to shareholders of the Company) with respect to a merger, consolidation, reorganization, share exchange or similar transaction involving the Company or the Subsidiaries, or any purchase of all or any substantial portion of the securities of the Company or the Subsidiaries, or all or substantially all of the assets of, the Company or the Subsidiaries (any such transactions, other than the transactions contemplated by this Agreement, being referred to herein as a “Company Acquisition Transaction”) or (ii) engage in any discussions or negotiations concerning, or provide any confidential or non-public information or data to, or have any discussions with any Person (other than its professional advisors) relating to any Company Acquisition Transaction, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Transaction.

(b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, (i) if, after the date of this Agreement and prior to obtaining the Shareholder Approval, the Company receives from a financially capable Person (a “Potential Acquiror”) a bona fide inquiry, offer or proposal with respect to a Company Acquisition Transaction (an “Acquisition Proposal”) that (A) was neither solicited nor encouraged by the Company its Representatives, its Subsidiaries and its Subsidiaries’ Representatives, and (B) the Board of Directors of the Company determines, in good faith after consultation with its financial and/or legal advisors constitutes or, is reasonably likely to lead to, a Superior Proposal, then the Company may, (i) after giving Buyer at least twenty-four (24) hours written notice of its intention to do so, engage in discussions or negotiations with the Potential Acquiror, (ii) furnish confidential information and data to the Potential Acquiror pursuant to a confidentiality agreement, and (iii) request from the Potential Acquiror such information as may be reasonably necessary for the Board of Directors of the Company to inform themselves as to the material terms of such Acquisition Proposal for the sole purpose of determining whether such Acquisition Proposal constitutes a Superior Proposal, provided, that (x) in each case the Board of Directors of the Company shall have determined, in good faith after being advised by legal and financial advisors, that taking such actions with respect to an Acquisition Proposal from such Potential Acquiror is necessary in order for the Board of Directors of the Company to discharge its fiduciary duties under applicable law, (y) the Company shall comply with Section 7.3(c) with respect to any such Acquisition Proposal, and (z) prior to the Board of Directors of the Company making any determination with respect to any withdrawal of or change to its recommendation in favor of the Merger in connection with or as a result of such Acquisition Proposal, the Company shall consult with Buyer and provide it a reasonable opportunity, not less than three (3) business days, to amend the terms of the Merger in response to such Acquisition Proposal providing terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial and legal advisors) to provide as great a value and to be as favorable to the Company’s shareholders as the Acquisition Proposal. Provided the Company has complied with the foregoing provisions and that a Superior Proposal has been made and not withdrawn and continues to be a Superior Proposal notwithstanding any modification by Buyer of the terms of the Merger, the Board of Directors of the Company, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof, may (i) withdraw or modify its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend any Superior Proposal, or (iii) after first terminating this Agreement pursuant to and in full compliance with the provisions of 12.1(g), cause the Company to enter into a definitive agreement with respect to such Superior Proposal. Activities conducted in accordance with this Section 7.3(b) shall not constitute a violation of Section 7.3(a) or any other provision of this Agreement; provided, however, that nothing in this Section 7.3 shall permit the Company to terminate this Agreement other than pursuant to and in accordance with Article 12. For purposes of this Agreement, a “Superior Proposal” shall mean an Acquisition Proposal that the Board of Directors of the Company, after consultation with its legal and financial advisors, determines in its good faith judgment to be more favorable to the Company’s shareholders than the terms of the Merger and is reasonably likely to be consummated (taking into account any financing conditions or whether the Acquisition Proposal involves consideration that is not entirely cash or does not permit the Company’s shareholders to receive the payment of the offered consideration in respect of all shares at the same time). Any disclosure that the Board of Directors of the Company may determine to make with respect to a Company Acquisition Transaction in order to comply with Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 7.3; provided that such disclosure states that no action will be taken by the Board of Directors of the Company with respect to the withdrawal or modification of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Acquisition Proposal except in accordance with this Section 7.3(b).

(c) The Company shall promptly (and in no event no later than twenty-four (24) hours later) notify Buyer in writing after receipt of any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal (including any indication of interest or request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person that informs the Board of Directors of the Company that it is considering making or has made an Acquisition Proposal), the principal terms and conditions of any such Acquisition Proposal and the status of any discussions with respect to any such proposal (including any changes thereto). The Company shall keep Buyer informed promptly of the status (including any change to the material terms thereof) of any such Acquisition Proposal.

(d) The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to a Company Acquisition Transaction and will use reasonable efforts to obtain the return of any confidential information furnished to any such Person.

7.4 Proxy Statement. The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the time of its mailing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Buyer specifically for inclusion or incorporation by reference therein.

7.5 Shareholders Meeting. The Company shall call, give notice of, and hold a meeting as promptly as practicable after the date hereof for the purpose of voting to approve this Agreement and the Merger (the “Company Voting Proposal”). Subject to Section 7.3(b), the Company will, unless this Agreement is terminated in accordance with its terms, through its Board of Directors, recommend to its shareholders approval of the Merger and will coordinate and cooperate with respect to the timing of the Shareholders Meeting. Subject to Section 7.3(b), the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Merger.

7.6 Cooperation. The Company will, through the Effective Time, cooperate in good faith with all reasonable requests made by Buyer and Merger Sub for the purpose of encouraging all of the Company’s employees, lessors, licensors, customers, suppliers and other business associates to maintain the same business relationships with the Surviving Corporation after the Effective Time as they maintained with the Company prior to the Effective Time. The Company will not take any action that is reasonably likely to discourage any employee, lessor, licensor, customer, supplier or other business associate of the Company from maintaining such relationship with the Surviving Corporation.

8. COVENANTS OF THE PARTIES

8.1 General. Subject to the terms and conditions hereof, each of the parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement (subject to the fiduciary duties of the Company’s Board of Directors and Section 7.3(b)), including using its commercially reasonable efforts to (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (ii) after consultation with the other parties, obtain any consent (including the Required Consents), waiver, approval or authorization from any Person reasonably requested by such other party in order to maintain in full force and effect any of the Company’s Contracts, permits, licenses or other rights following the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall require Buyer or Merger Sub to make any payment or guarantee, or enter into any other Contract limiting Buyer’s or Merger Sub’s operations or obligating Buyer or Merger Sub to make payments in excess of $1,000, with respect to any of the actions described in this Section 8.1.

8.2 Governmental Matters. Subject to the terms and conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take any additional action that may be necessary, proper or advisable to (i) obtain from any Governmental Entity any Governmental Authorization required or appropriate to be obtained by either Buyer or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (ii) make all necessary filings, and thereafter make any required submissions with respect to the Merger and the other transactions contemplated hereby required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities or other Legal Requirements, and (iii) effect all other necessary registrations, filings and submissions. Each of the parties shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent that is in effect and restricts, prevents, prohibits or otherwise bars the consummation of the Merger or any other transaction contemplated hereby. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by Buyer to effect the Merger and all other transactions contemplated hereby, Buyer shall not be required to agree to any conditions proposed by any Governmental Entity which Buyer in its reasonable discretion deems to be unreasonable or unduly burdensome or which limits its freedom of action with respect to Buyer or any of its Affiliates or the business of the Company or its ability to retain a material portion of the Company’s assets or businesses.

8.3 Preparation of Proxy Statement.

(a) As soon as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended and supplemented, the “Proxy Statement”) in connection with the meeting of its shareholders (the “Shareholders Meeting”) to consider the Merger. The Company shall use its reasonable best efforts to respond to any written comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Buyer. In such event, the Company, with the cooperation of Buyer and Merger Sub, will promptly prepare and mail to its shareholders such an amendment or supplement. Buyer shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company with all information required to be included therein with respect to Buyer or Merger Sub. Buyer and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement, any amendment or supplement thereto, and any such correspondence prior to its filing with the SEC or dissemination to the Company’s shareholders.

(b) The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger, provided that the Board of Directors of the Company may withdraw such recommendation pursuant to Section 7.3(b).

(c) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all reasonable steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

8.4 Notification of Certain Matters. Each of the parties agrees to give prompt notice to each other of, and to use reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.5 Public Statements. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, (i) the initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Buyer and the Company, and (ii) any subsequent press releases or other public statements with respect to the Merger or the other transactions contemplated by this Agreement shall require prior consultation between Buyer and the Company and the parties shall use their best efforts to accommodate the reasonable requests of the other party with respect to such press releases.

8.6 Shareholder Litigation. Company shall keep the Buyer fully informed and, to the extent permitted by law or applicable regulatory agencies, give Buyer the opportunity to participate in the formulation and implementation of a defense strategy with respect to any shareholder litigation against the Company and/or its directors relating to the Merger, this Agreement or the transactions contemplated hereby; provided, the Buyer shall participate in the formulation and implementation of a defense strategy to such shareholder litigation through legal counsel chosen by Buyer, and the fees and expenses of such legal counsel shall be borne by the Buyer and provided further, that Buyer shall in no event be authorized to direct the conduct of such litigation on behalf of the Company, its shareholders, officers, directors or employees.

8.7 Indemnification and Insurance.

(a) From and after the Effective Time, Buyer and the Surviving Corporation shall, to the fullest extent permitted under applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws, indemnify and hold harmless, each present director or officer of the Company, determined as of the Effective Time (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as such; provided, that, as to claims existing as of the Effective Time, in no event shall the Surviving Corporation be obligated to provide indemnification under this Section 8.7(a) in excess of the indemnification that the Company is required to provide to its directors and officers under its Articles of Incorporation or Bylaws as in effect as of the date hereof.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain (through the continuation or endorsement of the Company’s existing policy or the purchase of a “tail-end” rider permitted by such policy) in effect, the directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on the terms (including the amounts of coverage and the amounts of deductibles, if any) now applicable to them.

(c) This Section 8.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (as the case may be) assume the obligations of the Surviving Corporation set forth in this Section 8.7.

8.8 Notification. Between the date of this Agreement and the Closing Date, the Company shall promptly notify Buyer in writing if it becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties made as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedules, the Company shall promptly deliver to Buyer a supplement to the relevant Disclosure Schedule(s) specifying such changes (collectively the “Updated Disclosure Schedules”).

8.9 Company Plans. Buyer shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment, consulting, benefit, compensation or severance agreements, arrangements and policies of the Company (collectively, the “Company Plans”); provided, however, that if Buyer determines, in good faith, that it provides benefits of the same or of a superior type or class as a corresponding Company Plan maintained by the Company, the Surviving Corporation shall continue such Company Plan in effect until such date as Buyer determines that the Surviving Corporation employees shall become eligible to participate in the corresponding plan or program maintained by Buyer (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of Buyer to terminate such plan or program). For purposes of administering each such replacement plan or program, service with the Company shall be deemed to be service with Buyer for the purpose of determining eligibility to participate, vesting (if applicable), and benefit accrual in such welfare plans and programs. With respect to any Buyer employer plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and that is offered to the Surviving Corporation employees at any time prior to the January 1 immediately following the Closing Date, such Buyer employer plan shall grant such Surviving Corporation employees credit for all deductible amounts, co-payment amounts and other out-of-pocket expenses credited to or paid by such Surviving Corporation employee under the terms of any Company Plan that was a “group health plan” within the meaning of Section 5000(b)(1) of the Code as of the Closing Date (including periods of time during which such plan was maintained following the Closing Date).

9. CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATIONS

Each party’s obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

9.1 Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to be cast at the Shareholders Meeting called for the purpose of voting upon the Merger and at which meeting a quorum is present in accordance with the Company’s Articles of Incorporation, Bylaws and the IBCL (“Shareholder Approval”).

9.2 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other material legal restraint or prohibition issued or promulgated by a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

10. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND MERGER SUB

The obligations of Buyer and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

10.1 Accuracy of Representations. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date (except as such representations and warranties are updated after giving effect to the Updated Disclosure Schedules, but subject to the Buyer’s termination right under Section 12.1(h)), except for such untruths or inaccuracies (without regard to any materiality, Material Adverse Effect or Knowledge qualifications contained in such representations and warranties) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

10.2 Performance. All of the obligations, covenants and agreements with which the Company is required to comply or that the Company is required to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed.

10.3 Closing Certificate. The Company shall have delivered to Buyer a certificate of the Company’s chief executive officer or chief financial officer, dated as of the Closing Date, to the effect set forth in Sections 10.1 and 10.2.

10.4 Corporate Certificate. The Company shall have delivered to Buyer (a) copies of the Company’s Articles of Incorporation and Bylaws as then in effect, (b) copies of resolutions adopted by the Board of Directors and shareholders of the Company authorizing the transactions contemplated by this Agreement, (c) a certificate of good standing of the Company issued by the Secretary of State of the State of Indiana, and (d) a certificate of qualification issued by the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation, certified in each case as of the Closing Date by the Company’s Secretary as being true, correct and complete.

10.5 Opinion of Counsel. Buyer shall have received from Ice Miller, legal counsel to the Company, an opinion dated as of the Closing Date in substantially the form attached hereto as Exhibit B.

10.6	Consents. The Company shall have received and furnished to Buyer the Required Consents.

10.7 Material Adverse Change. There shall have been no Material Adverse Change with respect to the Company and Buyer shall have received a certificate to such effect, dated as of the Closing Date, executed by the Chief Executive Officer of the Company.

10.8 Outstanding Shares. The number of shares of Company Common Stock outstanding as of the Closing Date shall not exceed 4,945,085, plus any such shares issued as a result of the proper exercise of Company Stock Options outstanding as of the date of this Agreement.

10.9 Outstanding Options. The number of Company Stock Options outstanding as of the Closing Date shall not exceed 2,449,914, minus that number of Company Stock Options properly exercised after the date of this Agreement, and no re-pricing or other changes in the terms of such Company Stock Options shall have been made.

10.10 Estimated Third Party Expenses. Buyer shall have received from the Company at least three (3) business days prior to the Closing Date a written statement of the Estimated Third Party Expenses.

11. CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS

The Company’s obligation to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

11.1 Accuracy of Representations. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date except for such untruths or inaccuracies that would not reasonably be expected to prevent Buyer or Merger Sub, as the case may be, from performing its obligations under this Agreement.

11.2 Performance of Covenants. All of the obligations, covenants and agreements with which Buyer or Merger Sub is required to comply or that Buyer or Merger Sub is required to perform pursuant to this Agreement at or prior to the Closing (including the deposit of the Merger Consideration with the Exchange Agent in accordance with Section 4.2, above and the deposit of the Option Consideration with the Exchange Agent in accordance with Section 4.5 above) shall have been complied with and performed.

11.3 Corporate Certificate. Buyer and Merger Sub shall have delivered to the Company copies of resolutions adopted by the Board of Directors of Buyer and Merger Sub authorizing the transactions contemplated by this Agreement certified as of the Closing Date by Buyer’s Secretary as being true, correct and complete.

12. TERMINATION

12.1	Termination. This Agreement may be terminated prior to the Effective Time:

(a) by written consent of all parties duly authorized by their respective Boards of Directors;

(b) by Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action is or shall have become non-appealable (and the terminating party shall have used reasonable best efforts to prevent the entry of such order and provided that the right to terminate shall not be available to any party who has not complied with its obligations under Section 8.1 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

(c) by either Buyer or the Company if the Merger has not been consummated by September 30, 2003 (unless the failure to consummate the Merger is attributable to a breach of this Agreement on the part of the party seeking to terminate this Agreement);

(d) by Buyer if there shall have been a breach or failure to perform any covenant or agreement on the part of the Company that causes any condition precedent to Buyer’s obligations as set forth in Articles 9 and 10 above not to be satisfied, which breach or failure to perform has not been waived in writing by Buyer;

(e) by the Company if there shall have been a breach or failure to perform any covenant or agreement on the part of the Buyer that causes any condition precedent to the Company’s obligations as set forth in Articles 9 and 11 above not to be satisfied, which breach or failure to perform has not been waived in writing by the Company;

(f) by Buyer if the Company’s Board of Directors shall have (i) failed to recommend approval of the Company Voting Proposal in the Proxy Statement or withdrawn or modified their recommendation of the Company Voting Proposal, (ii) endorsed, approved or recommended any other Acquisition Proposal, (iii) resolved to do any of the foregoing as set forth in clause (i) or (ii) or (iv) failed to reconfirm its recommendation of this Agreement or the Merger within ten business days after the Buyer requests in writing that the Board of Directors of the Company do so;

(g) by the Company if (i) the Board of Directors of the Company has received a Superior Proposal, (ii) the Company has complied with all of the provisions of Section 7.3(b) and 7.3(c) (iii) the Board of Directors of the Company determines, in its good faith judgment, after consultation with and advice from outside legal counsel, that it is necessary to do so in order to fulfill its fiduciary duties, and (iv) the Company contemporaneously pays to Buyer the Termination Fee contemplated by Section 12.4(a);

(h) by Buyer if (i) the Company shall breach any of its representations, warranties or covenants made on the date hereof to an extent that would, taken individually or in aggregate, reasonably be expected to have a Material Adverse Effect on the Company, taken as a whole, and such breach shall not have been cured within five (5) business days of receipt by Company of such written notice of such breach or (ii) the Company updates its representations and warranties pursuant to Section 8.8 and such modification reflects facts or circumstances which should have been disclosed in the Disclosure Schedule on the date of this Agreement which in the reasonable judgment of Buyer, taken individually or in aggregate, would have a Material Adverse Effect on the Company;

(i) by Buyer if (i) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal; or (ii) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by the Buyer or an Affiliate of Buyer) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof or (iii) for any reason the Company fails to call the Shareholders Meeting by August 1, 2003 (provided, that, if the SEC reviews the Proxy Statement, such date shall be extended on a day-for-day basis during the pendency of any such review); and

(j) by either Buyer or the Company if at the Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right terminate this Agreement under this Section 12.1(j) shall not be available to any party seeking termination who at the time is in breach or has failed to fulfill its obligations under this Agreement).

12.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Buyer, Merger Sub or their respective officers or directors (except for obligations in this Section 12.2, in Sections 8.5 and 12.4 and in Article 13 (other than Section 13.14), all of which shall survive the termination). Nothing in this Section 12.2 shall relieve any party from liability for any willful and knowing breach of this Agreement, in which case the terminating party shall retain its rights against such other party in respect of such other party’s breach.

12.3 Frustration of Conditions. Neither Buyer or Merger Sub, nor the Company, may rely on the failure of any condition set forth in Articles 9, 10 or 11 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

12.4 Termination Fee; Expense Reimbursement.

(a) Termination Fee. The Company agrees that in order to compensate Buyer for the direct and substantial damages suffered by Buyer in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Buyer the amount of one million five hundred thousand US Dollars ($1,500,000.00 USD) (the “Termination Fee”) upon the earliest to occur of the following events:

(i) The termination of this Agreement by Buyer pursuant to Section 12.1(f) or 12.1(i).

(ii) The termination of this Agreement by Buyer or the Company pursuant to Section 12.1(d) or 12.1(e), as applicable, for failure of the condition precedent set forth in Section 9.1, if (A) such failure of the condition precedent was caused by the Company’s noncompliance with its obligations under Section 8.3, and (B) such noncompliance materially contributed to the failure of such condition precedent.

(iii) The termination of this Agreement by the Company pursuant to Section 12.1(g).

(iv) The termination of this Agreement by Buyer or Company pursuant to Section 12.1(c) if: (A) the Company’s noncompliance with its obligations under this Agreement materially contributed to the Merger not being consummated on a timely basis and (B) prior to such termination an Acquisition Proposal shall have been made and not withdrawn and within twelve (12) months of the termination of this Agreement, the Company has consummated a transaction with respect to such Acquisition Proposal.

(b) The Company agrees (i) to pay Buyer its Expenses (as defined below) upon the termination of this Agreement by Buyer pursuant to Section 12.1(d) (other than under the circumstances described in Section 12.4(a)(ii)) or Section 12.1(h); or (ii) to pay Buyer fifty percent (50%) of its Expenses upon the termination of this Agreement by Buyer or the Company pursuant to Section 12.1(j). The term “Expenses” shall mean all actual and documented out-of-pocket expenses not exceeding $1 million in the aggregate incurred by Buyer and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of Buyer and its Affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders)

(c) The Termination Fee or Expenses, as applicable, payable pursuant to this Section 12.4 shall be paid within three (3) business days after demand therefor following the first to occur of the events giving rise to the payment obligation. All payments under this Section 12.4 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(d) The Company acknowledges that the agreements contained in this Section 12.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 12.4 when due, the Company shall in addition thereto pay to the Buyer and its Affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Buyer and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.

13. MISCELLANEOUS PROVISIONS

13.1 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, Merger Sub and the Company.

13.2 Waiver; Extension.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy pursuant to this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy pursuant to this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy pursuant to this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

(c) At any time prior to the Effective Time, the parties may extend the time for the performance of any of the obligations or other acts of the other parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in any instrument in writing signed on behalf of such party.

13.3 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

13.4 Expenses. Whether or not the Merger is consummated, and except as otherwise set forth in Section 12.4(b): (i) Buyer shall pay the fees and expenses of Buyer and Merger Sub and their respective Representatives incurred in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by the Merger, including without limitation, the fees of all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third party Representatives of the Buyer and the Merger Sub; and (ii) the Company shall pay all fees and expenses of the Company incurred in connection with the Merger including, without limitation, the fees of UBS Warburg LLC and all other legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third party Representatives of the Company (“Estimated Third Party Expenses”). The Total Consideration (determined first without giving effect to this adjustment) shall be (A) decreased on a dollar for dollar basis to the extent that the Estimated Third Party Expenses exceed Two Million dollars ($2,000,000.00) or (B) increased on a dollar for dollar basis to the extent that the Estimated Third Party Expenses are less than Two Million dollars ($2,000,000.00). For purposes of calculating the Final Per Share Price, such adjustment to the Total Consideration, if any, shall be prorated per share of Company Common Stock issued and outstanding immediately prior to the Effective Time and each of the Company Stock Options that are cashed-out pursuant to Section 4.5. The fees and expenses to maintain the Company’s directors’ and officers’ insurance described in Section 8.7, above, shall not reduce the Total Consideration.

13.5 Applicable Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, exclusive of the body of law known as conflicts of law. Each of the parties hereto expressly submits to the non-exclusive jurisdiction in any state or federal court located in the State of Indiana and waives any claim of improper jurisdiction or lack of venue in connection with any claim or controversy that may be brought in connection with this Agreement. Each party hereby agrees that such courts, as applicable, shall have in personam jurisdiction with respect to such party, and such party hereby submits to the personal jurisdiction of such courts. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, in accordance with the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

13.6 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.7 Assignability. This Agreement shall not be assigned by any party hereto whether by operation of law or otherwise, except that Merger Sub may assign this Agreement (and its rights and obligations hereunder) to any direct or indirect wholly owned subsidiary of Buyer.

13.8 Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

To Buyer or Merger Sub:

BV Holding Company, Inc.

20 William Street

Suite 200

Wellesley, Massachusetts 02481

Attention: Dave Tabors, President and CEO

Telephone: 781-577-1000

Fax: 781-577-1001

with a copy to:

Browne Rosedale & Lanouette LLP

100 Brickstone Square

Andover, MA 01810

Attention: Alfred L. Browne, Esq.

Fax: (978) 684-3845

To the Company:

Made2Manage Systems, Inc.

450 E. 96th Street

Suite 300

Indianapolis, IN 46240

Attention: David B. Wortman, Chairman and CEO

Telephone: 317-249-1329

Fax: 317-249-1875

with a copy to:

Ice Miller

One American Square

Box 82001

Indianapolis, Indiana 46282-0002

Attention: Steven K. Humke, Esq. or Michelle M. Molin Esq.

Telephone: (317) 236-2100

Fax: (317) 236-2119

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such facsimile has confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the fifth business day following such mailing.

13.9 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The titles and captions of the Sections of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

13.10 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

13.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.12 Nonsurvival of Representations. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time, except that (i) the agreements set forth in Article 2 shall survive the Effective Time indefinitely, and (ii) the agreements in Section 8.7 and 12.4 shall survive in accordance with their terms.

13.13 No Third Party Beneficiaries. Except as provided in Section 8.7, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiaries hereto.

13.14 Remedies. Except as otherwise set forth in Article 12, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

BUYER:

BV HOLDING COMPANY, INC.

By:	/s/ R. David Tabors
R. David Tabors, President

MERGER SUB:

SCOTTSDALE MERGER SUB, INC.

By:	/s/ R. David Tabors
R. David Tabors, President

COMPANY:

MADE2MANAGE SYSTEMS, INC.

By:	/s/ David B. Wortman
David B. Wortman, Chairman & CEO

Signature Page to Agreement and Plan of Merger

Annex B—Opinion of UBS Securities, LLC (formerly UBS Warburg, LLC)

June 4, 2003

Board of Directors

Made2Manage Systems, Inc.

Three Parkwood Crossing

450 E. 96th Street, Suite 300

Indianapolis, IN 46240

Members of the Board of Directors:

We understand that Made2Manage Systems, Inc., an Indiana corporation (the “Company”), is considering a transaction (the “Transaction”) whereby BV Holding Company, Inc., a Delaware corporation (“Parent”), will acquire the Company. Pursuant to the terms of a draft Agreement and Plan of Merger, dated as of June 4, 2003 (the “Merger Agreement”), by and among the Company, Parent and Scottsdale Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”) and (ii) in connection with the Merger, each issued and outstanding share of common stock, no par value (the “Company Common Stock”), of the Company will be converted into the right to receive $5.70 (the “Merger Consideration”). We further understand that the final amount of the Merger Consideration may be increased or decreased as set forth in Section 13.4 of the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock of the Merger Consideration to be received by such holders in the Merger.

UBS Warburg LLC (“UBS Warburg”) has acted as financial advisor to the Company in connection with the Transaction. UBS Warburg will receive a fee from the Company for its services, a significant portion of which is contingent upon the consummation of the Transaction and a portion of which is payable upon delivery of this opinion. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade or have traded securities of the Company for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger Agreement or any other matter. We have not been asked to, nor do we offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the Company, Parent and Merger Sub will comply with all the material terms of the Merger Agreement. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed the reported prices and trading activity for the Company Common Stock, (iii) reviewed certain internal financial information and other

B-1

data relating to the business and financial prospects of the Company, including estimates and financial forecasts for fiscal 2003 prepared by management of the Company, that were provided to us by the Company and are not publicly available, (iv) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) reviewed drafts of the Merger Agreement, and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In addition, in connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates for fiscal 2003 provided to us by the Company and referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ UBS WARBURG LLC

UBS WARBURG LLC

B-2

Annex C — Form of Proxy

MADE2MANAGE SYSTEMS, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

July     , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of MADE2MANAGE SYSTEMS, INC., an Indiana corporation, does hereby constitute and appoint David B. Wortman, Traci M. Dolan and Katherine L. Kinder, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Made2Manage Systems, Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at the at 9:30 a.m. (EST) at the offices of Ice Miller, One American Square, Indianapolis, IN 46282 on July     , 2003, and at any and all adjournments and postponements thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1.

Please mark your votes as in this example. ☒

ITEM 1. APPROVAL OF MERGER AGREEMENT:	FOR	AGAINST	ABSTAIN
	☐	☐	☐

ITEM 2. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY ON SUCH MATTERS.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s):

Date: